FILED PURSUANT TO RULE 424(B)(3)
Registration No. 33-147111
PROSPECTUS

MusclePharm Corporation
(formerly “Tone in Twenty”)

16,654,238 shares of common stock held by stockholders

This prospectus relates to the offer for sale of 16,654,238 shares of our common stock by certain existing holders of the securities, referred to as selling security holders throughout this document.  The shares of common stock to be sold by the selling security holders include:  a) 70,838 shares held by the selling security holders; and b) 16,583,400 shares issuable to the selling security holders upon conversion of Series A Convertible Preferred Stock.

We are not selling any shares of our common stock in this offering and therefore will not receive any of the proceeds from this offering. Each of the selling stockholders may be deemed to be an “underwriter,” as such term is defined in the Securities Act of 1933.

As of March 1, 2010, we had 26,154,038 common shares issued and outstanding and 82,917 preferred shares issued and outstanding convertible into 16,583,400 common shares.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state securities laws or that an exemption from registration is available.

Our common stock was cleared for trading on November 24, 2008 on the FINRA Over-the-Counter Bulletin Board under the ticker symbol “TTWZ.OB.”  Since it was cleared for trading no trades of the Company's stock have taken place in the market.  Selling shareholders will sell at a price of $0.12 per share until a market develops for the stock on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 30, 2010.

We have not authorized anyone to provide you with information different from that contained in this prospectus.  The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that you should consider before investing in the shares. You are urged to read this prospectus in its entirety, including the information under “Risk Factors” and our financial statements and related notes included elsewhere in this prospectus.

Our Company

MusclePharm Corporation (the “Company”) was incorporated in the State of Nevada on August 4, 2006 under the name Tone in Twenty for the purpose of engaging in the business of providing personal fitness training using isometric techniques.  Tone in Twenty was never able to raise the level of funding necessary to commence operations, and on February 18, 2010 the Company acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company (“Muscle Pharm”), in exchange for 26,000,000 shares of the Company’s common stock.  The shares were issued pursuant to a Securities Exchange Agreement dated February 1, 2010. As a result of this transaction Muscle Pharm became a wholly owned subsidiary of the Company.  The 26,000,000 shares represented approximately 99.4% of the common stock outstanding following the closing of this transaction.  As part of this transaction, our former President sold his 366,667 shares to Muscle Pharm for $25,000 and these shares were then cancelled.

As part of the Securities Exchange Agreement, the Company agreed to seek shareholder approval of an amendment to the Company’s Articles of Incorporation changing the name of the Company to “MusclePharm Corporation.”  This amendment was approved by the Company’s shareholders and the name change became effective on March 1, 2010.

Muscle Pharm currently manufactures and markets six branded, high-quality sports nutrition products:  Combat Powder™, Assault™, Battle Fuel™, Bullet Proof™, Shred Matrix™, and Recon™.  These products are comprised of amino acids, herb, and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.

The following summary relates to the financials of our wholly-owned subsidiary, Muscle Pharm, LLC, which was acquired on February 18, 2010.  Since Muscle Pharm’s inception on April 22, 2008 through September 30, 2009, we generated total revenue of $752,037 from the initial sales of our products.  For the period from our inception on April 22, 2008 through December 31, 2008 we had a net loss of $392,629 and for the nine months ended September 30, 2009 we had a net loss of $1,020,451.  On September 30, 2009 we had current assets of $14,873 and current liabilities of $891,052 which resulted in a negative working capital of $876,179.  In our December 31, 2008 audited financials, our auditors issued an opinion which included the statement that our financial condition raises substantial doubt about our ability to continue as a going concern.  See “Financial Statements.”

Unless the context otherwise requires, the term “Company” as used herein refers to MusclePharm Corporation and its wholly owned subsidiary Muscle Pharm, LLC.

The Company’s offices are located at 3390 Peoria St., #307, Aurora, CO  80010, and it phone number is (800) 210-7369.

About this Offering

Securities Being Offered	16,654,238 common shares by selling shareholders.

Common Stock Outstanding
Before the Offering:	26,154,038 shares

Common Stock Outstanding
After the Offering:
42,737,438 shares (assuming the full conversion of all Series A Convertible Preferred shares which are registered herein).  All of the common stock to be sold under this prospectus will be sold by our existing shareholders.  The sales of shares issued to the selling shareholders were made in reliance upon an exemption from registration under Section 4(2) of the Securities Act.  For a list of the selling stockholders and the amount of shares that each of them expects to sell, see “Selling Security holders.”

Offering Price:
The offering price of the common stock is $0.12 per share (adjusted for the reverse stock split).  Our stock is now listed on the OTC-BB; however, no trades have taken place since its listing.  Selling shareholders will sell at a price of $0.12 per share until a market develops for the stock on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

OTC/BB Symbol:	TTWZ (Listed OTC-BB)

Selected Financial Information

The selected financial information presented below relates to our wholly-owned subsidiary, Muscle Pharm, LLC, which was acquired on February 18, 2010, and is derived from and should be read in conjunction with our financial statements, including notes thereto, appearing elsewhere in this prospectus. See “Financial Statements.”

Summary Operating Information:

	From
	Inception
	(April 22,	Nine months
	2008) to	ended
	December 31,	September 30,
	2008	2009
	(Audited)	(Unaudited)

Sales of product	$80,690	$671,347
Cost of sales	(129,815)	(663,849

Gross margin (loss)	(49,125)	7,498

Operating Expenses:
Advertising and promotion	248,999	617,968
Bad debt	812	5,631
Bank charges	1,547	21,046
Salaries and labor	19,215	149,436
Depreciation and amortization	1,521	4,968
Insurance	2,649	11,021
Information technology	12,979	13,338
Travel, meetings and entertainment	23,845	72,138
Occupancy, telephone and utilities	8,175	17,619
Office and warehouse supplies	11,962	14,051
Professional fees	9,674	90,611
Repairs and maintenance	-	799
Other	840	633

Total Operating Expenses	342,218	1,019,259

Operating (Loss)	(391,343)	(1,011,761)

Other income (expense):
Interest income	14	-
Interest (expense)	(1,300)	(8,690)

Total other income (expense)	(1,286)	(8,690)

Net (Loss)	$(392,629)	$(1,020,451)

Balance sheet data:

	December 31, 2008	September 30, 2009
	(Audited)	(Unaudited)
ASSETS

Cash	$32	$451
Accounts receivable	14,248	10,358
Inventory	53,246	1,677
Deposits on product	45,815	-
Prepaid expenses and other current assets	12,368	2,387

Total Current Assets	125,709	14,873

Fixed Assets	12,527	15,932
Website	10,825	7,960
Security Deposits	-	1,207

Total Assets	$149,061	$39,972

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

Accounts payable	$52,576	$355,149
Accrued interest	-	4,499
Overdrawn bank accounts	12,002	17,645
Customer deposits	-	112,731
Due to related parties	2,612	73,528
Notes payable	-	30,000
Convertible notes payable	-	297,500

Total Current Liabilities	67,190	891,052

Commitments and contingencies

Member's Equity (Deficit)	81,871	(851,080)

Total Liabilities and Members' Equity
(Deficit)	$149,061	$39,972

RISK FACTORS

An investment in our common stock involves a number of risks.  You should carefully read and consider the following risks as well as the other information contained in this report, including the financial statements and the notes to those financial statements, before making an investment decision.  The realization of any of the risks described below could have a material adverse affect on our business, financial condition, results of operations, cash flows and/or future prospects.  The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment.  The order of these risk factors does not reflect their relative importance or likelihood of occurrence.

Risks Related to Our Business and Industry

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to continue as a going concern and our ability to obtain future financing.

In their report dated October 26, 2009, our independent auditors stated that our financial statements for the period ended December 31, 2008 were prepared assuming that we would continue as a going concern.  Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans from various financial institutions or individuals where possible.

We will need to raise additional capital to carry out our business plan.

Although we have raised approximately $1,050,000 during the past 6 months by issuing convertible notes, we will need to raise additional capital to fund the growth of our business.  There is no guarantee that we will be able to access additional capital at rates and on terms which are attractive to us, if at all.  Without the additional funding needed to fund our growth we may not be able to grow as planned.

There are risks relying on one manufacturer which is located in Canada for all of our products.

We are currently using Fit Foods Inc. which is headquartered near Vancouver, British Columbia, Canada as our sole manufacturer.  We intend to add a second manufacturer within the next couple of months, but if we are unable to add another manufacturer, and if Fit Foods were to go out of business for any reason, there could be significant adverse consequences for us such as loss of inventory, loss of sales revenues from products sold by Fit foods, and inability to obtain product to fulfill sales orders.  We would be forced to locate and negotiate with another manufacturer which may not provide terms as favorable as the terms we have with Fit Foods, and there would be a delay in starting up production with the new manufacturer.  In addition, for any products which we purchase from Fit Foods for sale in the United States, the products will have to be shipped across the Canadian border and go through U.S. customs which could cause delays.  Although we will conduct periodic audits and inspections of the Fit Foods facility, there is no assurance that they will not manufacture and sell some of our products without our knowledge and without compensating us.

Our failure to appropriately respond to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

The nutritional sports supplement industry is characterized by intense competition for product offerings and rapid and frequent changes in consumer demand.  Our failure to accurately predict product trends could negatively impact our products and inventory levels and cause our revenues to decline.

Our success with any particular product offering (whether new or existing) depends upon a number of factors, including our ability to:

•	deliver products in a timely manner in sufficient volumes;
•	accurately anticipate customer needs;
•	differentiate our product offerings from those of our competitors;
•	competitively price our products; and
•	develop and/or acquire new products.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance.  Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers.  Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume.  Accordingly, some products fail to gain or maintain sufficient sales volume and as a result have to be discontinued.

Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

The sports supplement industry is highly competitive with respect to:

•	price;
•	shelf space;
•	brand and product recognition;
•	new product introductions; and
•	raw materials.

Several of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources.  We face competition in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary supplements.

We rely on a limited number of customers for a substantial portion of our sales, and the loss of or material reduction in purchase volume by any of these customers would adversely affect our sales and operating results.

In 2008, three customers accounted for approximately 74% of net sales.  Our largest customer in 2008 was Bodybuilding.com which represented 48% of our sales.  In 2009, 4 customers accounted for approximately 73% of our sales.  The largest customer in 2009 was The Vitamin Shoppe which accounted for 29.6% of our sales.  The loss of any of our major customers, a significant reduction in purchases by any major customer, or, any serious financial difficulty of a major customer, could have a material adverse effect on our sales and results of operations.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other sports nutrition supplement companies.  Consumer perception of sports nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use.  Adverse publicity from such sources regarding the safety, quality or efficacy of dietary supplements and our products could harm our reputation and results of operations.  The mere publication of reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted.

Key management employees include Brad J. Pyatt, Cory Gregory, Leonard Armenta and certain other individuals.  These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in large part on our ability to retain them and to continue to attract additional qualified individuals to our management team.  Currently, we do not have an employment agreement with any of our key management employees.  The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified personnel could have a material adverse effect on our business and results of operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control.  As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance.  Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates.  Our operating results in future quarters may fall below expectations.  Each of the following factors may affect our operating results:

•	our ability to deliver products in a timely manner in sufficient volumes;
•	our ability to recognize product trends;
•	our loss of one or more significant customers;
•	the introduction of successful new products by our competitors;
•	adverse media reports on the use or efficacy of sports nutrition supplements.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

The effects of the recent global economic crisis may impact our business, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of consumer spending.  These macroeconomic developments could negatively affect our business, operating results, or financial condition.  For example, if consumer spending continues to decrease, this may result in lower sales.

Our business and operations are experiencing rapid growth.  If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced and expect to continue to experience rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, operational and financial infrastructure.  If we do not effectively manage our growth, we may fail to timely deliver products to our customers in sufficient volume or the quality of our products could suffer, which could negatively affect our operating results.  To effectively manage this growth, we will need to hire additional persons, particularly in sales and marketing, and we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures.  These additional employees, systems enhancements and improvements will require significant capital expenditures and management resources.  Failure to implement these improvements could hurt our ability to manage our growth and our financial position.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a marketer and distributor of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury.  Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally.  Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

We have not had any product liability claims filed against us, but in the future we may be, subject to various product liability claims, including among others that our products had inadequate instructions for use, or inadequate warnings concerning possible side effects and interactions with other substances.  The cost of defense can be substantially higher than the cost of settlement even when claims are without merit.  The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future.

We maintain insurance, including property, general and product liability, and workers’ compensation to protect ourselves against potential loss exposures.  In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements.  If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

We have invested significant resources to protect our brands and intellectual property rights.  However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement.  Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

In the future we may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

Although we have not been subject to any intellectual property litigation or infringement claims, we may be in the future, which could cause us to incur significant expenses to defend such claims, divert management’s attention or prevent us from manufacturing, selling or using some aspect of our products.  If we chose or are forced to settle such claims, we may be required to pay for a license to certain rights, paying royalties on both a retrospective and prospective basis, and/or cease our manufacturing and sale of certain products that are alleged to be infringing.  Future infringement claims against us by third parties may adversely impact our business, financial condition and results of operations.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization, particularly sales and marketing.  Competition in our industry for qualified employees is intense.  In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.  Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We may experience greater than expected product returns, which might adversely affect our sales and results of operations.

Product returns are a customary part of our business.  While customers generally do not have an absolute right of return, products may be returned for various reasons, including expiration dates or lack of sufficient sales volume.  In addition, we may experience significantly more returns as a result of a loss of a customer account or the purchase of one customer by another.  If product returns greatly exceeded our estimates, our revenues and results of operations would be adversely affected.

A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues.

We obtain all of our raw materials from third-party suppliers with whom we do not have significant long-term supply contracts.  Since all of the ingredients in our products are commonly used, we have not experienced any shortages or delays in obtaining raw materials.  If things changed, shortages could result in materially higher raw material prices or adversely affect our ability to manufacture a product.  Price increases from a supplier would directly affect our profitability if we are not able to pass price increases on to customers.  Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

Because we are subject to numerous laws and regulations, and we may become involved in litigation from time to time, we could incur substantial judgments, fines, legal fees and other costs.

Our industry is highly regulated.  The manufacture, labeling and advertising for our products are regulated by various federal, state and local agencies as well as those of each foreign country to which we distribute.  These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future.  The FDA regulates our products to ensure that the products are not adulterated or misbranded.  Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.  Our advertising is subject to regulation by the FTC under the FTCA.  In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies.  Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us.  Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

Other Risks Factors

These securities are offered at an arbitrary offering price.

The offering price of the Common Shares offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value.  The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company.  In determining the offering price, the Company considered such factors as the prospects, if any, for similar fitness services, the previous experience of management, the Company's anticipated results of operations, the present financial resources of the Company and the likelihood of acceptance of this Offering.  (See “PLAN OF DISTRIBUTION”)

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 195,000,000 shares of common stock and 5,000,000 convertible preferred shares.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders.  We may value any common stock issued in the future on an arbitrary basis.  The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock. (See “DILUTION”)

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 16,654,238 shares of our common stock through this prospectus.  Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline.  Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

Our common shares are subject to the “Penny Stock” Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any transaction involving a penny stock, unless exempt, the rules require:

(a)	that a broker or dealer approve a person's account for transactions in penny stocks; and

(b)	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Although our stock is listed on the OTC-BB, a trading market has not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no active trading market in our securities and there is no assurance that a market may develop or, if developed, may not be sustained.  If no market is ever developed for our common stock, it will be difficult for you to sell any shares in our Company.  In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all.

We will incur ongoing costs and expenses for SEC reporting and compliance, without revenue we may not be able to remain in compliance with the SEC, making it difficult for investors to sell their shares, if at all.

Our stock has been cleared for trading on the OTC-Bulletin Board.  To be eligible for quotation on the OTCBB, we must remain current in their filings with the SEC.  In order for us to remain in compliance we will require future revenues or future funding to cover the cost of these filings, which could comprise a substantial portion of our available cash resources.

Liability of directors for breach of duty of care is limited.

According to Nevada law [NRS 78.138(7)], all Nevada corporations limit the liability of directors and officers, including acts not in good faith. Our stockholders' ability to recover damages for fiduciary breaches may be reduced by this statute.  In addition, we are obligated to indemnify our directors and officers regarding stockholder suits which they successfully defend (NRS 78.7502).

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We will not receive any of the proceeds from the selling of shares offered in this prospectus.

We will not receive any proceeds from the sale of the common stock by the selling shareholders offered in this prospectus.

We will incur ongoing costs and expenses for SEC reporting and compliance, and without revenue we may not be able to remain in compliance with the SEC, making it difficult for investors to sell their shares, if at all.

To remain eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement.  Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time.  In order for us to remain in compliance we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources.  If we are unable to generate sufficient revenues to remain in compliance it may be difficult for you to resell any shares you may purchase, if at all.

We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our articles of incorporation authorize us to issue up to 5,000,000 shares of “blank check” convertible preferred stock.  To date, the Company has issued 83,333 shares of preferred stock. Our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue additional shares, without further stockholder approval.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock.  To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us.  In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

CAPITALIZATION

The following table is derived from the Pro Forma Combined Balance Sheets using the Tone in Twenty November 30, 2009 Balance Sheet and the Muscle Pharm, LLC September 30, 2009 Balance Sheet.  This table should be read in conjunction with the more detailed financial statements and notes thereto included elsewhere herein.

Total Assets	$41,534

Total Liabilities	(917,722)

Stockholders' Equity:
Stockholders' equity
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, 83,333 shares issued and outstanding as of
11/30/09	83
Common stock, $0.001 par value, 195,000,000
shares authorized, 437,500 shares issued and outstanding
(26,070,834 combined)	26,071
Additional paid-in capital	510,738
Accumulated deficit	(1,413,080)

Total stockholders' (deficit)	(876,188)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)	$41,534

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements concerning possible or assumed results of exploration and/or operations of the Company, and those proceeded by, followed by or that include the words “may,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  Investors should understand that the factors described below, in addition to those discussed elsewhere in this document could affect the Company's future results and could cause those results to differ materially from those expressed in such forward looking statements.

OFFERING INFORMATION

This prospectus relates to the following:

The resale by certain selling security holders of the Company of up to 16,654,238 shares of common stock in connection with the resale of shares of common stock issued by us in two separate transactions were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act and/or Rule 506/505 of Regulation D promulgated thereunder as a transaction not involving a public offering.  (See “Liquidity and Capital Resources” Section.)

Our stock is now listed on the OTC-BB, under the stock symbol “TTWZ.”  However, no trades have taken place since we were cleared for listing. There are no assurances that a market for our stock may materialize; and, if a market did materialize, we cannot give any assurances that a public market for our securities may be sustained.  The selling shareholders may sell their shares of our common stock at a fixed price of $0.12 per share until shares of our common stock start trading on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of common shares by the selling security holders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The $0.12 per share offering price of our common stock was determined arbitrarily by us.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.  Our common stock was cleared for trading on the Over-the-Counter Bulletin Board electronic quotation service on November 24, 2008 under the trading symbol “TTWZ.OB.” From the time our stock was cleared for trading through March 12, 2010, no sales of our stock have traded on the Over-the Counter Bulleting Board.  If a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding, with the exception of convertible preferred shares that can convert to 16,583,400 common shares.  If these convertible preferred shares are converted to 16,583,400 common shares the shares currently issued and outstanding will be diluted by approximately 39%.

DIVIDEND POLICY

The Company has not paid any cash dividends on the Common Stock to date, and there are no plans for paying cash dividends on the Common Stock in the foreseeable future.  Initial earnings that the Company may realize, if any, will be retained to finance the growth of the Company. Any future dividends, of which there can be no guarantee, will be directly dependent upon earnings of the Company, its financial requirements and other factors.

DESCRIPTION OF BUSINESS

Our Company

In the following discussion whenever we refer to financial information such as Selected Financial Data, Results of Operations, and Liquidity and Capital Resources, we are referring to the financial information relating to Muscle Pharm, LLC.  In addition, when we refer to auditors we are referring to the auditors of Muscle Pharm, LLC.

GENERAL

We currently manufacture and market six branded, high-quality sports nutrition products:  Combat Powder™, Assault™, Battle Fuel™, Bullet Proof™ , Shred Matrix™, and Recon™.  These products are comprised of amino acids, herbs, and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.

We entered the sports nutrition market near the end of 2008 distributing our line of “MusclePharm” sports nutritional supplements primarily through BodyBuilding.com.  During the late summer of 2009 we started selling our products to GNC Canada.  By the end of the first quarter of 2010, GNC Canada will provide full distribution of all MusclePharm products and prominent placement within its stores as one of its top ten brands.  GNC Canada is allowing us to control our initial growth by launching on a smaller scale, while providing a platform for eventual entrance into the much larger US market through its affiliates.  We also started selling our products in approximately 485 of The Vitamin Shoppes outlets in the US during the summer of 2009, and our products are available in over 120 countries worldwide through specialty retailers such as GNC, The Vitamin Shoppe, BodyBuilding.com, international distributors, and the number one US sports nutrition distributor, Europa Sports.

Our marketing strategy was formulated to brand MusclePharm as the “must have” nutritional supplement line for high performance athletes.  Endorsements have been completed with over 5 ultimate fighters, Joey Porter, an NFL linebacker, Chris Johnson, an NFL running back, and endorsements with a number of additional champion athletes are being negotiated. We also plan to endorse two WEC fighters for each of the WEC fights of which there will be seven in 2010. Athletes are considered role models and many people strive to emulate their fitness and well-being regimen.  The objective of athletic endorsements is to build both consumer awareness and confidence and to drive consumer demand for our products in retail outlets and health clubs.

Our products fall into the general definition of vitamins, minerals, herbs and dietary supplements and are regulated by the U.S.  Food and Drug Administration (FDA).

All of the products we sell are sold under the MusclePharm brand.  Our MusclePharm brand products target athletes, body builders and health minded individuals seeking a high degree of physical fitness.

We currently sell our products through several distribution channels throughout the United States and internationally.  The domestic channels include retail outlets such as The Vitamin Shoppes and GNC, sports nutrition retail stores, fitness centers, and distributors with the largest one being Europa.  We also sell our products in the U.S. through over 100 Internet sites with the largest one being Bodybuilding.com.   Bodybuilding.com awarded Muscle Pharm as the new brand of the year in 2009.  Internationally our products are sold through distributors which cover over 120 foreign countries.  Our primary manufacturer is located in Canada, and they also distribute our products in over 80 countries, with an emphasis on Canada.  We also sell direct to GNC Canada.  See “Sales” below for more details.

BUSINESS STRATEGIES

Our primary focus at the current time is on the following:

1.	Raise additional financing in order to allow us to purchase more inventory to fulfill orders from existing and new customers.
2.	Increase our distribution and sales
3.	Conduct additional testing of the safety and efficacy of our products.
4.	Start marketing the Gel Pack line of new products which is expected to be shipped in March 2010.

THE SPORTS NUTRITION AND HIGH ENERGY SUPPLEMENT MARKET

The Sports Nutrition and High Energy Supplement Market is comprised of sports beverages, sports food and sports supplements.  According to BCC Research’s 2008 Global Research Report, sports beverages maintain the largest market share with $24.9 billion in annual sales in 2007, the sports food segment had $1.2 billion in annual sales and the sports supplement segment had 2007 annual sales of $1.1 billion.  BCC projected that the sports supplement sales would reach $2.3 billion by 2013.

According to BCC Research, the United States is the largest consumer market for sports nutrition products, with annual sales reaching $22 billion in 2007 and projected sales of $29 billion in 2013.  Western Europe and Japan are the second and third largest consumers of sports nutrition products.  The key market drivers for sports nutrition products are taste, price, variety and brand loyalty.  In recent years, the consumption of sports nutrition products has shifted to mainstream consumers who have become the key drivers of growth within the industry.

CURRENT PRODUCTS

We currently offer six products:  Combat Powder™, Assault™, Battle Fuel™, Bullet Proof™, Shred Matrix™, and Recon™ and we plan on introducing approximately 2 new products every quarter this year.  Our next product will be our gel pack system which will initially include two products, Musclegel™ and Energel Shot™.  Our products are comprised of amino acids, herbs, and proteins scientifically tested and proven as safe and effective for the overall health of athletes.  These nutritional supplements were created to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.  Following is a brief description of each of our products:

ASSAULT™ is a combination of several powerful, clinically proven, naturally occurring substances brought together for their specific performance-enhancing, endurance-boosting and strength-building properties.  These key ingredients work synergistically to provide your muscles with true increased energy at the cellular level, to dramatically improve performance:
ASSAULT™ has been scientifically proven to:

o	Allow users to train harder and longer
o	Lift more
o	Recover faster

BATTLE FUEL™ combines several natural compounds that have been shown to impact the body’s hormonal, recovery and immune pathways.  BATTLE FUEL™ is a comprehensive system of 5 “Matrices” each specifically formulated to target key anabolic and recovery pathways within the body to support muscle growth, fuel recovery and maximize the body’s adaptive response to hard training.

o	Maximize testosterone output
o	Modulate estrogen
o	Increase lean mass

BULLET PROOF™ is a clinically proven combination of several key natural components combined to support the most restful state of sleep possible, while optimizing recovery and repair through specific hormonal modulation and precise nutrient delivery.  The specific ingredients of BULLET PROOF™ work together for maximal impact on recovery and repair systems, hormonal up-regulation and anabolic support to create an internal environment that supports maximum growth and recovery.

o	Enhance deep rest for maximum growth and recovery
o	Improve sleep cycles
o	Enhance libido in men and women

COMBAT POWDER™ With a precision-engineered matrix that contains whey protein concentrates, hydrolysates, and isolates, as well as egg albumin and micellar casein, COMBAT is the ultimate timed-released protein super-food! Because each of the distinct protein sources found within COMBAT digest at varying rates, amino acids are not only flooded into the bloodstream within minutes after consumption, but will continuously be “trickle fed” to your muscles for up to 8 hours afterward.

o	Technologically advanced protein “super-food”
o	Fast, medium and slow releasing protein source
o	Added digestive blend for maximum utilization

RECON™ Muscle Reconstruction Matrix leaves no stone unturned in the name of recovery and growth – every facet of reconstruction nutrition is accounted for in this brazen, innovative formulation.  Research has proven time and time again essential and branched chain amino acids to be critical components of the muscle building process. Especially in immediate post-training “window of growth”, BCAAs and EAAs are critical components of muscle repair and rebuilding. RECON™ contains 10 grams of EAA’s and 6 grams of BCAAs.

o	Refuels muscles
o	Replenish nutrients
o	Rebuilds muscle

SHRED MATRIX™ combines several natural compounds that have been shown to impact the body’s multiple metabolic, energy and performance pathways.  SHRED MATRIX ™ is a comprehensive system of 5 “Matrices” each specifically formulated to target the key metabolic pathways within the body that control fat metabolism. Careful combination of the key ingredients in SHRED MATRIX™ results in one of the most comprehensive, most complete, most-effective fat loss systems ever formulated.

o	Accelerate fat loss
o	Utilize fat first for energy
o	Destroy sugar cravings / block fat storage

FUTURE PRODUCTS

In March 2010 we intend to start shipping a fit-gel series line which will have two products.  The two products in the fit-gel series will be MUSCLEGEL™ and ENERGEL SHOT™.  These fit-gels are a revolutionary, high performance nutrient delivery system, manufactured using a patent-pending process called Profusion™ Technology.  Profusion Technology is a molecular process whereby specific nutritional elements, such as high-quality protein, or powerful energy-yielding nutritional substrates, are suspended in a super-absorbable medium, the Fit-Gel.  Utilizing Profusion™ Technology, the Fit-Gels represent a high-speed nutrient “shuttle”, delivering faster absorption and quicker cellular uptake of nutrients than any other system of nutrient delivery.  Each MUSCLEGEL provides 22 grams of high-power protein, which is more protein than 6 egg whites, 4 ounces of chicken breast, or a single serving of most powders.  Protein helps the body build lean mass, burn fat, and boost metabolism.  The ENERGEL SHOTS provide energy, endurance, better focus and improved performance.

SALES

We sell our products both domestically and internationally.  With respect to our domestic sales we started selling our products in the summer of 2009 in approximately 485 of The Vitamin Shoppes outlets.  In February 2010, we started shipping products to GNC in the United States, where they have agreed to place our products in approximately 1,000 stores with a goal of increasing the number of stores to 2,500 by the end of 2010 if sales meet their expectations.  We also expect to start shipping products to Rite Aid in March for their approximately 1,500 stores.  In addition to the foregoing retail stores, we also sell domestically through several distributors and through over 100 internet sites.  The primary domestic internet site is Bodybuilding.com, which is the largest on line retailer of sports nutrition products in the US.  They awarded Muscle Pharm as the best new brand for 2009, and Muscle Pharm is now one of their top 50 sellers.  Our largest domestic distributor is Europa Sports which distributes to over 12,000 small stores and gym/workout chains.  Lone Star has recently agreed to start distributing our products in Texas and other parts of the South.  United Distributors, Inc. has agreed to distribute our two gel pack products which we plan to start shipping in March, 2010.  They have indicated that they expect to have our gel packs in approximately 4,500 stores by June 30, 2010.

With respect to international sales, we started selling our products to GNC Canada in the late summer of 2009.  By the end of the first quarter of 2010, they expect to provide full distribution of our products with prominent placement within their stores as one of their top ten brands.  Our primary manufacturer is located in Vancouver, Canada and they also act as a distributor since they have a presence in over 80 countries selling primarily to midsize and smaller outlets.  We use several other international distributors, and we also just started working with Sportika, a large international distributor which covers approximately 120 countries and they sell primarily to larger stores.  Over 40% of our sales in 2009 were to international customers.

Leonard Armenta currently handles our sales and distribution, and in November 2009 we added two experienced sales persons to work in our sales and marketing department.  These persons are expected to help develop our existing sales relationships and to expand our sales to new markets.  These two new persons are Peter J. Ciccone who serves as the Director of Marketing and Joseph Lawanson who is a sales representative who works with professional and college athletic teams with an emphasis on major league baseball teams.

Our first sales were made late in 2008 and Bodybulding.com was responsible for most of our sales in 2008.  During the year ended December 31, 2009, our four largest customers were The Vitamin Shoppe (29.6%), PSI Products, an international distributor with sales in Australia and New Zealand (21.9%), MS Enterprises, an international distributor with sales in India (11.3%), and GNC Canada (10.5%).

MARKETING

Our core marketing strategy is to brand MusclePharm as the “must have” nutritional supplement line for high performance athletes.  We want to be known as the athlete’s company, run by athletes with products for athletes.  We have endorsements from over 5 ultimate fighters, two well-known NFL players (Joey Porter and Chris Johnson) and we are in the process of negotiating with additional champion athletes.  We also plan to sponsor 2 WEC fighters for each WEC fight of which there will be 7 in 2010.  Athletes are considered role models and many people strive to emulate their fitness and well-being regimen.  The objective of these athletic endorsements is to build both consumer awareness and confidence and to drive consumer demand for our products in the market.

The fighters we sponsor wear our brand on their uniforms and we also advertise at the Ultimate Fighting Championship and World Extreme Cagefighting events.  We have a full page advertisement that we run on the inside back cover of every major body building and fitness magazine and we do a little advertising in on-line forums.  We have entered into a sponsorship agreement with WEC Productions, LLC pursuant to which the WEC has agreed that we will be an exclusive official sponsor of the WEC and have the rights to sponsor seven World Extreme Cagefighting events as aired on the Versus network in 2010 and we will be referred to as the Official Nutritional Supplement Company of the WEC.  In consideration we have agreed to pay to the WEC a sponsorship fee $800,000 payable throughout 2010.

We are also doing in-store promos including point-of-purchase stands and end caps in The Vitamin Shoppes outlets.  Our contract with The Vitamin Shoppes provides that starting in 2010, 430 of their stores will have 2 full TV’s showing Muscle Pharm videos all day long and 2 full end caps with Muscle Pharm products.

RESEARCH AND DEVELOPMENT

Our six products were developed and formulated by Brad J. Pyatt with the assistance of Dr.  Eric Serrano, one of the leading sports nutrition doctors in the country.  We are committed to developing and introducing new products when the time is appropriate, and we have a number of products that we have developed which we are waiting to introduce.  Many of the products in the sports nutrition industry include many common ingredients, but it is the formulations of those ingredients that differentiate the products.  We are in the process of establishing more formal processes for testing existing and potential new products and we have identified a doctor with an MBA degree that we plan to hire to assist in this area.  We are also planning to start clinical testing of our existing products, one at a time, with the goal of testing all five products by the end of 2010.  Clinical testing is not a regulatory requirement, but it will help establish our credibility as a company that emphasizes the safety and efficacy of its products.

We have a law firm which assists us in reviewing the legality of the claims we make about our products to ensure that we are in compliance with all applicable rules and regulations.

MANUFACTURING AND PRODUCT QUALITY

We are committed to produce and sell highly efficacious products that can be trusted for their quality and safety.  To date our products have been outsourced to two third party manufacturers where the products are manufactured in full compliance with the GMP standards set by the NPA.  We have recently turned over all of our manufacturing to Fit Foods Ltd., a Canadian company that formulates and manufactures sport nutrition and healthy lifestyle products in Vancouver, British Columbia pursuant to an agreement whereby Fit Foods will procure the raw materials, manufacture and, in some cases, drop ship our products to our customers.

We ship some of our products from our Colorado warehouse, but most of our products have been shipped directly from the manufacturers to the customers.  Once Fit Foods starts manufacturing our products they will ship most of the products to the customers, including GNC Canada and The Vitamin Shoppes.  Some of the products will be shipped to our Colorado warehouse from which we will ship the products to the customers.

TRADEMARKS AND PATENTS

We regard our trademarks and other proprietary rights as valuable assets and we believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products.

Our policy is to pursue registrations for all of the trademarks associated with our products.  Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage.  We rely on common law trademark rights to protect our unregistered trademarks.  Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States.  Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

COMPETITION

The sports nutrition business is highly competitive.  Competition is based primarily on quality and assortment of products, marketing support, and availability of new products.  Currently our main competitors are three private companies:  MuscleTech Research & Development, Bio-Engineered Supplements and Nutrition, Inc., and Gaspari Nutrition, Inc.

MuscleTech, the largest company in this industry, is owned by Iovate Health Sciences, Inc., a Canadian company, and is projected as the first billion dollar sport nutrition company by 2010.  This company is 10 years old and the key to their success is their control of magazine advertising.

Bio-Engineered Supplements and Nutrition, Inc. is an 8 year old company and its revenues are projected to exceed $500 million by 2011.  The keys to their success are their athletic endorsements and industry support.

Gaspari Nutrition, Inc. is owned by a former bodybuilder, Rich Gaspari.  This company is 5 years old and the keys to their success are their guerilla marketing tactics and industry relationships.

We intend to compete by aggressively marketing our brand, emphasizing our relationships with professional athletes, and utilizing our relationships with those athletes and with retail outlets and industry publications.

REGULATORY MATTERS

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by numerous governmental agencies.  Our products are subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission (CPSC), the U.S.  Department of Agriculture (USDA), the Environmental Protection Agency (EPA) and the U.S.  Food and Drug Administration (FDA).  Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S.  Federal Trade Commission (FTC), which regulates these activities under the Federal Trade Commission Act (FTCA).  The manufacture, labeling and advertising of our products are also regulated by various state and local agencies as well as those of each foreign country to which we distribute our products.

The Dietary Supplement Health and Education Act of 1994 (DSHEA) revised the provisions of the Federal Food, Drug, and Cosmetic Act (FFDC Act) concerning the regulation of dietary supplements.  All of the products we market are regulated as dietary supplements under the FFDC Act.

Under the current provisions of the FFDC Act, there are four categories of claims that pertain to the regulation of dietary supplements.  Health claims are claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking.  Nutrient content claims describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition.  Statements of nutritional support or product performance, which are permitted on labeling of dietary supplements without FDA pre-approval, are defined to include statements that: (i) claim a benefit related to a classical nutrient deficiency disease and disclose the prevalence of such disease in the United States; (ii) describe the role of a nutrient or dietary ingredient intended to affect the structure or function in humans; (iii) characterize the documented mechanism by which a dietary ingredient acts to maintain such structure or function; or (iv) describe general well-being from consumption of a nutrient or dietary ingredient.  In order to make a nutritional support claim, the marketer must possess adequate substantiation to demonstrate that the claim is not false or misleading and if the claim is for a dietary ingredient that does not provide traditional nutritional value, prominent disclosure of the lack of FDA review of the relevant statement and notification to the FDA of the claim is required.  Drug claims are representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease.  Drug claims are prohibited from use in the labeling of dietary supplements.

Claims made for our dietary supplement products may include statements of nutritional support and health and nutrient content claims when authorized by the FDA or otherwise allowed by law.  The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future thereby requiring that we revise our labeling.  In addition, a dietary supplement that contains a new dietary ingredient (i.e., one not on the market before October 15, 1994) must have a history of use or other evidence of safety establishing that it is reasonably expected to be safe.  The manufacturer must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety.  There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient.

Our dietary supplements must comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which became effective on December 22, 2007.  This Act amends the FFDC Act to mandate the reporting of serious adverse events received by us to the FDA.

The FDA has also announced its intention to promulgate new GMPs specific to dietary supplements, to fully enforce DSHEA and monitor compliance with the Bioterrorism Act of 2002.

Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.  We intend to comply with the new GMPs once they are adopted.  The new GMPs, predicted to be finalized shortly, would be more detailed and stringent than the GMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the GMP regulations for drugs.  There can be no assurance that, if the FDA adopts GMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

As a result of our efforts to comply with applicable statutes and regulations in the U.S.  and elsewhere, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain advertising claims.  We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.  They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation.  Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA.  Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce.  Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice.  Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made.  Failure to adequately substantiate claims may be considered either deceptive or unfair practices.  Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.”  This guide provides marketers of dietary supplements with guidelines on applying FTC law to dietary supplement advertising.  It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising.  Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify the adequacy of the support behind such claims.  Our outside counsel reviews our advertising claims for compliance with FTC requirements.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions.  FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary.  A violation of such orders could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities.  Some states also permit these laws to be enforced by private attorney generals.  These private attorney generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us.  There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product advertising claims, or products that can be sold in the future.

Governmental regulations in foreign countries where we plan to or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products.  Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries.  These distributors are independent contractors over whom we have limited control.

Employees

As of March 10, 2010, we had 15 employees, including four officers.

Description of Property

We currently lease approximately 1,962 square feet of office/warehouse space pursuant to a 25 month lease which expires in May 2010.  Our monthly rent is approximately $817.50.  This office/warehouse space is located at 3390 Peoria Street, Unit 307, Aurora, Colorado.  We also rent three offices in an executive office suite for a total of $1,308 per month pursuant to a six month lease which expires March 31, 2010.  These offices are located at 8310 South Valley Highway, Suite 300, Englewood, Colorado 80112.

SELECTED FINANCIAL DATA AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures.  Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, and general economic conditions.  The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included elsewhere in this report.

Results of Operations – Nine Months Ended September 30, 2009 Compared to Inception (April 22, 2008) to September 30, 2009

We recognized a net loss of $(1,020,451) for the nine months ended September 30, 2009, compared to a net loss of $(196,592) for the period from inception (April 22, 2008) to September 30, 2008.  The increase in our net loss is primarily attributable to various marketing, advertising and promotion expenses we have incurred as we develop our procurement and distribution channels.

Revenues and Cost of Sales

Sales of product net of sales allowances and discounts of $(231,744) were $671,347 for the nine months ended September 30, 2009.  Sales of product net of sales allowances and discounts of $(567) were $4,561 for the period from inception (April 22, 2008) to September 30, 2008.  Selling activities during the period ending September 30, 2008 were limited due to capital constraints and to a lesser degree due to our efforts in developing our product procurement, distribution and marketing strategies.  Selling activities during the period ending September 30, 2009 have also been constrained by capital resources necessary to procure sufficient product to meet customer demand.

Cost of sales for the nine months ended September 30, 2009 were $663,849, as compared to $47,827 for the period from inception (April 22, 2008) to September 30, 2008.  Cost of sales for both periods include various initial marketing and distributions costs including packaging development and costs of samples.  For the nine months ended September 30, 2009, a total of approximately $120,000 of samples were distributed to potential customers and distribution channels.  We expect our gross margins on product sales to improve as the markets for our products become more fully developed, although there can be no assurance that will occur.

Operating Expenses

Advertising and promotions:  Includes all expenses associated with our marketing efforts, including costs for direct media advertising, trade shows, development of apparel lines, and all other promotional efforts including payments to professional athletes and trainers with whom we have sponsorship and endorsement agreements.  For the nine months ended September 30, 2009 we incurred total advertising and promotions expenses of $617,968, which included $84,760 in print advertising and $302,213 in endorsement and sponsorship payments.  For the period from inception (April 22, 2008) to September 30, 2008 our total advertising and promotion expenses totaled $110,696, which included $56,438 in print advertising and $4,750 in endorsement and sponsorship payments

Bad debt: Includes amounts of customer accounts that have been deemed uncollectible based on our periodic review of customer accounts.  For the nine months ended September 30, 2009 we charged $5,631 for accounts considered uncollectible, as compared to $-0- for the period from inception (April 22, 2008) to September 30, 2008.  Where customers are considered viable entities, we intend to pursue collection of all accounts regardless of their age or amount.

Bank charges: Includes all charges by financial institutions for fees related to banking and credit services, as well as charges associated with our accounts receivable factoring arrangements.  During the nine months ended September 30, 2009 we have experienced significant fees associated with overdraft charges and other fees due to insufficient operating cash balances.  For the nine months ended September 30, 2009 our total bank charges were $21,046.  For the period from inception (April 22, 2008) to September 30, 2008 we incurred $369 of banking fees and charges.

Salaries and labor: Includes all expenses associated with our employee compensation, including payments made to our initial members for compensation for services performed during the build up of the business.  For the nine months ended September 30, 2009 we have incurred a total of $149,436 in salaries and labor charges, which includes $66,041 in service payments to our senior management represented by our two initial members.  For the period from inception (April 22, 2008) to September 30, 2008 our total salaries and labor charges totaled $8,480 which was entirely payments to our two initial members.  We do not have employment agreements with any of our employees or management personnel.

Depreciation and amortization: Includes depreciation on our fixed assets and amortization on our website.  For the nine months ended September 30, 2009 we charged total depreciation and amortization of $4,968, which included $2,103 of depreciation on displays, furniture and equipment, and $2,865 of amortization on our website.  For the period from inception (April 22, 2008) to September 30, 2008 we charged total depreciation and amortization of $208, which was entirely attributed to depreciation on displays, furniture and equipment.

Insurance: Includes costs of our business insurance plans.  Total insurance charges were $11,021 and $375 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Information technology: Includes costs associated with maintenance of our office computer systems and costs associated with the hosting and maintenance of our website.  Total information technology charges were $13,338 and $1,713 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Travel, meetings and entertainment: Includes all costs associated with travel to meetings, shows and conventions, as well as travel associated with product procurement and customer development.  Total travel charges were $72,138 and $15,501 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Occupancy, telephone and utilities: Includes all costs associated with our business offices and our warehouse operations, as well as the associated telephone and utilities costs.  Total occupancy and related charges were $17,619 and $2,214 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Office and warehouse supplies: Includes all general supplies costs associated with the operations of our business offices and warehouse.  Total supplies charges were $14,051 and $9,718 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Professional fees: Includes charges for professional legal and accounting fees associated with our business organization and financial reporting efforts.  Total professional fees were $90,611 and $4,040 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Repairs and maintenance: Includes costs associated with repairs and maintenance of office and warehouse equipment.  Total repair and maintenance charges were $799 and $-0- for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

Other: Generally includes any operating costs not attributable to any of the above categories.  Total other charges were $633 and $25 for the nine months ended September 30, 2009, and for the period from inception (April 22, 2008) to September 30, 2008, respectively.

As a result of the above, operating expenses totaled $1,019,259 for the nine months ended September 30, 2009 resulting in an operating loss of $(1,011,761).  For the period from inception (April 22, 2008) to September 30, 2008 total operating expenses were $153,339 resulting in an operating loss of $(196,605).

Interest income and expense:  Interest income of $13 for the period from inception (April 22, 2008) to September 30, 2008 resulted from bank interest on cash deposits.  No interest income was realized during the nine months ended September 30, 2009 as we had no cash on deposit in interest bearing bank accounts.

Interest expense of $8,690 for the nine months ended September 30, 2009 represents interest accrued on our convertible promissory notes, interest accrued and paid on other certain short term obligations, as well as interest associated with the use of credit cards owned by certain members.  During the period from inception (April 22, 2008) to September 30, 2008 we had no interest bearing obligations.

Inflation did not have a material impact on the Company's operations for the period.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's results of operations.

Liquidity and Capital Resources

Our primary source of operating cash has been through the sale of member equity and through the issuance of convertible secured promissory notes as discussed below.

At September 30, 2009, the Company had cash and cash equivalents of $451 and a working capital deficit of $(876,179), compared to a cash balance of $32 and working capital of $58,519 at December 31, 2008.  However, our cash balances were offset by certain overdrawn bank accounts in the amounts of $17,645 and $12,002 at September 30, 2009 and December 31, 2008, respectively, which are included in current liabilities.  The working capital decrease of $(934,698) is primarily attributed to the operating losses incurred during the nine months ended September 30, 2009.  Cash used in operating activities was $(409,073) for the nine months ended September 30, 2009.  For the period from inception (April 22, 2008) to September 30, 2008, operating activities used net cash of $(298,024), and for the period from inception (April 22, 2008) to December 31, 2008 cash used in operating activities was $(449,595).  The increase in cash used in operating activities for the periods ended September 30, 2009 and 2008 was primarily the result of the net operating loss for the nine months ended September 30, 2009 as discussed above.

Because of our limited availability of credit we have utilized the credit lines of personal credit cards owned by certain members and their immediate families to pay for various operating expenses and business development items on behalf of the company.  During the nine months ended September 30, 2009 we utilized net borrowing under these credit cards of $54,317, which is reflected in the increase due to related parties.  For the period from inception (April 22, 2008) to December 31, 2008 net borrowings under credit cards was $2,612.  In addition, during the period from July through September 2009, an investor paid certain professional legal and accounting fees on behalf of the Company totaling $19,211.  The amounts were recorded as amounts due a related party, bear no interest and are due on demand.  For the period from inception (April 22, 2008) to September 30, 2008 no cash advances from related parties occurred.

Cash used in investing activities was $(5,508) for the nine months ended September 30, 2009, and represents purchases of product displays and various office furniture and equipment.  Cash used in investing activities was $(17,351) for the period from inception (April 22, 2008) to September 30, 2008, and represents purchases of product displays and investments in development of our website.  Cash used in investing activities of $(24,873) for the period from inception (April 22, 2008) to December 31, 2008 also represents purchases of product displays and investments in our website.  Future investments in equipment and other fixed assets, as well as further development of our Internet presence will largely depend on available capital resources.

Cash flows provided by financing activities were $415,000 for the nine months ended September 30, 2009, as compared to cash flows provided by financing activities of $324,500 for the period from inception (April 22, 2008) to September 30, 2008.

In March 2009, we received $30,000 in short term working capital loans from non-affiliated third parties evidenced by two uncollateralized promissory notes each in the amount of $15,000.  The notes require no periodic payments, accrue interest at 10% per annum, and mature in March 2010, at which time all outstanding principal and accrued interest is due and payable.

During the nine months ended September 30, 2009 the Company sold to various investors a total of $297,500 of convertible secured promissory notes.  The Notes are collateralized by all assets of the Company.

A series of Notes with principal balances totaling $225,000 accrue interest at 8% and mature on March 31, 2010, at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the notes, the principal together with accrued interest may be converted to shares of the publicly-traded company’s common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 120% of the Note principal and accrued interest at the time of conversion.

In addition, two Notes, each with a principal balance $5,000 accrue interest at 8% and mature on March 31 and May 25, 2010 at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the Notes, the principal together with accrued interest may be converted to shares of the publicly-traded company’s common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 150% of the Note principal and accrued interest at the time of conversion.

In addition, two Notes, with principal balances of $27,500 and $35,000 accrue interest at 8% and mature on June 9, 2010 at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the notes, the principal together with accrued interest may be converted to shares of the publicly-traded company’s common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 200% of the note principal and accrued interest at the time of conversion.

Finally, during the nine months ended September 30, 2009 we received proceeds of $87,500 representing member equity contributions from six investors.  For the period from inception (April 22, 2008) to September 30, 2008 we received a total of $324,500 from two investors representing member equity contributions.  During the three months ended December 31, 2008, an additional $150,000 was received from two additional investors representing member equity contributions which is reflected in the cash provided by financing activities for the period from inception (April 22, 2008) to December 31, 2008.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Significant estimates included herein relate to the recoverability of assets including customer accounts, the value of long-lived assets and liabilities, and the long-term viability of the business.  Actual results may differ from estimates.

Other than the foregoing, management knows of no trends, demands, or uncertainties that are reasonably likely to have a material impact on the Company's liquidity and capital resources.

LEGAL PROCEEDINGS

A complaint was filed on September 11, 2008 with the Office of the Labor Commissioner, Department of Business and Industry, State of Nevada, against Tone in Twenty by a former officer.  The claim alleged unpaid wages and commissions owed to the former officer in the amount of $7,357, which were allegedly earned during the period from April 1, 2007 to July 30, 2007.  The Company has been informed by the Office of the Labor Commissioner that it cannot find wrongdoing by the Company, that insufficient evidence exists to support the complaint, and that the complaint will not be further pursued by the Department of Business and Industry, State of Nevada.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The names, ages and positions of our officers and directors are set forth below:

Name	Age	Position

Brad J. Pyatt	29	President, Chief Executive Officer and Director
Cory Gregory	30	Executive Vice President and Director
Todd E. Huss	57	Chief Financial Officer
Leonard K. Armenta, Jr.	33	Chief Operating Officer

The biographies of each of our executive officers and directors are as follows:

Brad J. Pyatt has served as the President, Chief Executive Officer of the Company since February 18, 2010, and as President and Chief Executive Officer of Muscle Pharm, LLC since its inception in April 2008.  After leaving the University of Northern Colorado in June 2003, he played for the Indianapolis Colts ( 2003, 2004 and 2005 seasons) and the Miami Dolphins (2006 season) in the NFL and he played for the Colorado Crush from 2007 through 2008 in the Arena Football League. Mr. Pyatt is knowledgeable in Kinesiology and he has learned and developed innovative approaches to training that have improved his speed, strength and overall performance.  While playing in the NFL he posted one of the fastest 40-yard times in the history of the NFL.  In May 2004, while Mr. Pyatt was in the NFL he purchased a small supplement manufacturer and then founded and developed a sports nutrition line called Hard Nutrition which he sold in July 2007.  In February 2008, Mr. Pyatt filed a petition under Chapter 7 of the Federal Bankruptcy Court in the United States District Court for the District of Colorado and the petition was subsequently discharged.  He attended the University of Kentucky for four years and the University of Northern Colorado for one year.  He majored in kinesiology and exercise science and left college to play professional football needing 6 more hours credit to earn a degree.

Cory Gregory has served as the Executive Vice President and Director of the Company since February 18, 2010, and as Executive Vice President of Muscle Pharm, LLC since its inception in April 2008.  He has been the owner of Old School gym since 1999.  Mr. Gregory is a personal trainer and professional bodybuilder, competing as a NASA power lifter.  He is the founder of the Ohio Natural bodybuilding Federation and a board member of Agel Enterprises, a developer of gel form products within the supplement industry.  He possesses expertise in personal training, nutrition and dieting.

Todd E. Huss has served in a part-time capacity as the Chief Financial Officer of the Company since February 18, 2010, and as part-time Chief Financial Officer of Muscle Pharm, LLC since September 2009. Since 2002, Mr. Huss has performed contract accounting services for various public companies. His work includes planning and testing for Sarbanes-Oxley compliance for a media company with revenues of $250 million.  From 1996 to 2002, he served as the Chief Financial Officer for Premier Concepts, Inc., the publicly-traded owner and operator of a national chain of specialty retail jewelry stores. From 1991 to 1995 he served as the Chief Financial Officer for Gardenswartz Sportz, Inc., a privately-held corporation which owned and operated eight full service retail sporting goods stores in New Mexico and Texas. Mr. Huss graduated from California State University-Long Beach in 1984, with a Bachelor of Science degree in business administration and professional accounting, and subsequently worked for KPMG Peat Marwick in its Los Angeles, California, and Albuquerque, New Mexico offices until 1991.

Leonard K. Armenta, Jr. has served as the Chief Operations Officer of the Company since February 18, 2010, and as Chief Operating Officer of Muscle Pharm, LLC since September 1, 2009.  He has been working for Muscle Pharm part time since July 2008 and full time since June 2009 where he has been working in the sales, marketing and manufacturing areas of the business.  From 2000 until June, 2009 he worked for Colorado Sports Innovations as a sales and marketing consultant.  From 1997 until 2000 he was a sales representative for Select Investor Relations.

The Board of Directors currently does not have any committees. Within the next 30 days, we intend to establish audit and compensation committees and such other committees as determined advisable by our Board.

Advisory Board

We have established an Advisory Board currently consisting of five members which serves to advise management with respect to product formulations, product ideas, marketing and related matters.  Members of the Advisory Board do not meet on a formal or regular basis.  Our management team consults with one or more members of the Advisory Board as needed, from time to time, by means of meetings or telephone conference calls.

Following is a brief description of the background of our advisory board members:

Dr. Eric Serrano – Chief Medical Advisor- Dr. Serrano has been practicing medicine in Ohio for over 12 years and is considered one of the leading sports nutrition doctors in the country.  His clients include a wide array of athletes from the NFL, NHL, and MLB, in addition to many elite amateur athletes.  Dr. Serrano was a professor of family practice medicine at Ohio State University and he now consults and lectures across the country to universities, medical groups and health and fitness conferences.  He has formulated numerous nutritional supplements for some of the leading nutritional companies on the market.  He has also been a contributing writer for some of the leading health and fitness magazines.  Dr. Serrano has been involved in the final formulations for each of our products.

Lowell T. Harmison, Ph.D. -  Dr. Harmison has over 40 years of experience and leadership in biomedicine as a researcher, inventor, author, U.S. government Senior Executive and foundation and corporate executive roles in both private and public companies.  His work includes a decade of research at the National Institute of Health, a decade of service as the U.S. Public Health Service Science Advisor and Principal Deputy Assistant Secretary of Health, DHHS; and two decades of private foundation and corporation work on a global scale.  Dr. Harmison’s principal scientific achievements include:  (a) developing and testing the first completely implantable artificial assist heart to augment the function of the diseased heart and the totally implantable artificial heart (Dr. Harmison holds the first U.S. and foreign patents for the completely implantable artificial heart); and (b) leading the development and testing of the HIV/AIDS blood test from the laboratory stage to an FDA approved and licensed commercial blood test for the AIDS virus that the American Red Cross used to screen the American blood supply for the HIV virus.  Dr. Harmison now serves as a senior executive advisor to the Hasumi International Research foundation, Chairman of the WorldDoc Foundation, Dean of the International Academy of Artificial Organ Pioneers, and adjunct professor at the University of Maryland as well as serving on several boards of directors.  Dr. Harmison has authored over 100 publications, edited two books and most recently co-authored the book Zeroing in on the Cancer Cell: Cancer Vaccines as well as presented more than 500 lectures around the world.  Dr. Harmison plans to work with Dr. Serrano and others to conduct further tests to provide additional proof of the safety and efficacy of our products.

Louie Simmons, Chief Strength Advisor – Mr. Simmons is a strength consultant for the New England Patriots, Green Bay Packers, Seattle Seahawks, Cleveland Browns, and numerous Division 1 college football teams.  Mr. Simmons is the owner of the West Side Barbell located in Columbus, Ohio.

Greg Jackson – Director of Fight Development – Mr. Jackson is an expert in mixed martial arts, representing a combination of basic Judo and wrestling.  He has trained and developed top-ranked fight teams, with several fights appearing on spike TV’s Ultimate Fighter.

Paul Dillet, Chief Bodybuilding Advisor – Mr. Paul Dillet is one of the most influential bodybuilders and a legend in the bodybuilding world.  He has been instrumental in creating a new era in fitness and bodybuilding for the everyday athlete.

Executive Compensation

During the years ended December 31, 2008 and December 31, 2009, the only form of compensation paid to the executive officers of Muscle Pharm, LLC was cash.  The table below lists the aggregate amount of the cash payments that were made by Muscle Pharm, LLC to executive officers during the years ended December 31, 2008 and December 31, 2009.

	Total Cash Paid
Name and principal position	2008	2009

Brad J. Pyatt - President	$16,125	$133,992
Cory Gregory – Executive Vice President	3,000	17,846
Leonard Armenta, Jr. – Chief Operating Officer	10,500	54,799

The current annual salary levels of the executive officers are as follows:

Brad J. Pyatt	$193,992
Cory Gregory	60,000
Leonard Armenta	86,400

Director Compensation

The following table sets forth Director compensation of Muscle Pharm, LLC for the fiscal year ended December 31, 2009.

Non-
	Fees			Equity	Nonqualified
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Comp.	Earnings	Compensation
Name	($)	($)	($)	($)	($)	($)(1)	Total ($)

Brad J. Pyatt	-	-	-	-	-	-	0
Cory Gregory	-	-	-	-	-	-	0

Stock Incentive Plan

During February 2010, our board of directors and our stockholders adopted our Stock Incentive Plan (the “2010 Plan” or the “Plan”).  The following is a summary of the 2010 Plan.

Description of the Plan

The Board of Directors believes that the 2010 Plan will advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by employees, officers, directors, consultants, advisors, and service providers who provide services to the Company, and by providing additional incentives and motivation toward superior Company performance. The Board believes it also will enable the Company to attract and retain the services of key employees, officers, directors, consultants, and service providers by providing additional incentives and motivation toward superior Company performance.
General

The total number of shares that may be issued pursuant to Stock Incentives under this Plan shall not exceed Five Million (5,000,000), subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

The 2010 Plan will be administered by the Compensation Committee which will be set up during March 2010.  The Compensation Committee has full and exclusive power within the limitations set forth in the Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the Plan. The Compensation Committee will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the Plan. The 2010 Plan may be amended by the Board or the Compensation Committee, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the Plan or adversely affect any outstanding awards without the consent of the holders thereof.

Eligibility

Key employees and directors of the Company or its subsidiaries and consultants, advisors and service providers who are eligible to receive shares which are registered on SEC Form S-8 are eligible to receive awards under the 2010 Plan.

Types of Awards

The Compensation Committee may determine the type and terms and conditions of awards under the 2010 Plan. Awards may be granted in a combination of stock options, stock appreciation rights, and/or stock awards.   Such awards may have terms providing that the settlement or payment of one type of award automatically reduces or cancels the remaining award. Awards under the Plan may include the following:

Stock Options. Stock options entitle their holders to purchase shares of Common Stock at a specified price for a specified period. The exercise price of each option may not be less than 100% of fair market value on the date of grant. Fair market value for purposes of the 2010 Plan means the mean between the highest and lowest reported selling prices on a national securities exchange of a share as reported in the appropriate composite listing for such exchange.

Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Only options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after February 1, 2020, which is 10 years from the date the Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of Common Stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the Compensation Committee. Payment may include tendering shares of Common Stock or surrendering of a stock award, or a combination of methods.

Stock Appreciation Rights. A stock appreciation right is the right to receive a payment equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the stock appreciation right is exercised over the fair market value on the date of grant of the stock appreciation right. Any stock appreciation rights granted under the 2010 Plan will require that payment upon exercise be in the form of Common Stock of the Company.

Stock Awards. Stock awards are awards made in Common Stock or denominated in Common Stock units which entitle the recipient to receive future payments in either shares, cash, or a combination thereof. Awards may be subject to conditions established by the Compensation Committee and set forth in the award agreement, and which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of performance. Awards may be subject to restrictions and contingencies regarding vesting and eventual payment as the Compensation Committee may determine.

Terms of Awards. All awards made under the 2010 Plan may be subject to vesting and other contingencies as determined by the Compensation Committee and will be evidenced by agreements approved by the Compensation Committee which set forth the terms and conditions of each award. The Compensation Committee, in its discretion, may accelerate or extend the period for the exercise or vesting of any awards.

Generally, all awards, except non-incentive stock options, granted under the 2010 Plan shall be nontransferable except by will or in accordance with the laws of descent and distribution or pursuant to a domestic relations order. During the life of the participant, awards can be exercised only by the participant. The Compensation Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the 2010 Plan upon the participant’s death.

Change in Control

Upon the occurrence of an event constituting a change in control of the Company as defined in the 2010 Plan, all awards outstanding will become immediately vested.

Tax Consequences

The following are the federal tax consequences generally arising with respect to awards granted under the 2010 Plan. The grant of an option will create no tax consequences for an optionee or the Company. The optionee will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising an option other than an incentive stock option, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; the Company will be entitled to a tax deduction for the same amount. The tax treatment for an optionee on a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and whether such shares were acquired by exercising an incentive stock option or by exercising an option other than an incentive stock option. Generally, there will be no tax consequences to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under the incentive stock option before the applicable incentive stock option holding periods have been satisfied.

With respect to other awards granted under the 2010 Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or fair market value of shares and the Company will be entitled to a deduction for the same amount. With respect to awards that are restricted as to transferability or subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares received at the time the shares or other property became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Company will be entitled to a deduction for the same amount.

Use of New Plan Benefits

The future benefits or amounts that would be received under the 2010 Plan by executive officers and others are discretionary and are therefore not determinable at this time.  There are currently no agreements or understandings regarding the issuance of any options or shares under the 2010 Plan.

Stock Option Grants

We did not grant any stock options to the executive officers or directors from inception through March 12, 2010.

Audit Committee Financial Expert

We do not have an audit committee financial expert nor do we have an audit committee established at this time.

Auditors; Code of Ethics; Financial Expert

Our principal independent accountants are Schumacher & Associates, Certified Public Accountants.  We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers.  We do not have an audit committee or nominating committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Each stockholder’s percentage ownership is based on 26,154,038 shares of our common stock outstanding.

The following table lists, as of March 1, 2010, after giving effect to the closing of the reverse acquisition of MusclePharm LLC, the number of shares of Common Stock beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group.  Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission.  Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security.  The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.  Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.  Each person below has sole voting and investment power over his shares.

We do not have any outstanding options or warrants exercisable for or convertible into shares of our common stock.  This Registration does include outstanding Series A Convertible Preferred Stock that can be converted into common shares but the holder of the Series A Convertible Preferred Stock is not included in this table because under the terms of the Certificate of Designation for the Series A Convertible Preferred Stock, the holder can not acquire 5% of the outstanding common stock.  See Footnote (3) to the table below.

	Amount and	Percent of	Percent of
	Nature of	Class Before	Class After
Name and Address	Beneficial	Conversion	Conversion
of Beneficial Owner	Ownership	(1)(3)	(2)(3)

Brad J. Pyatt	12,331,668	47.2%	28.9%
3390 Peoria Street, Unit 307
Aurora, Colorado 80010

Cory Gregory	7,833,014	29.9%	18.3%
422 Middleground Road
Pataskala, Ohio 43062

Todd E. Huss	0	-
13802 Boulder Lane
Larkspur, Colorado 80118

Leonard K. Armenta, Jr.	0	-
3390 Peoria Street, Unit 307
Aurora, Colorado 80010

All executive officers and directors	20,164,602	77.1%	47.2%
as a group (4 persons)
________________

(1)	Percent of Class based on 26,154,038 shares before conversion of any of the 82,917 shares of Series A Convertible Preferred Stock.
(2)	Percent of Class based on 42,737,438 shares if all of the 82,917 shares of Series A Convertible Preferred Stock were converted.

(3)
Each share of Series A Convertible Preferred Stock is convertible into two hundred (200) shares of Common Stock, provided, however, no holder of the Series A Convertible Preferred Stock will have the right to convert any of such shares to the extent that after giving effect to such conversion, the beneficial owner of such shares would beneficially own in excess of 4.9% of the shares of the Common Stock outstanding immediately after giving effect to such conversion.

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-B.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 4, 2006 (inception), the Company issued 366,667 shares (adjusted for a reverse split) of its $0.001 par value common stock to Mr. John Dean Harper, the founder of the Company for $2,200 cash.

In February 2007, the Company issued 83,333 shares (adjusted for a reverse split) of its $0.001 par value preferred stock for $10,000 cash to San Nicholas, Inc, a Nevada corporation, beneficially owned and controlled by Mrs. Eva Esparza.

In March 2007, the Company issued 70,833 shares (adjusted for a reverse split)of its $0.001 par value common stock for $4,250 cash to the selling shareholders identified in this prospectus under the section entitled “Selling Shareholders.”

On February 18, 2010, the Company issued a total of 26,000,000 shares of its common stock to the 12 former owners of Muscle Pharm, LLC in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

There have been no other issuances of common stock or preferred stock.

As of March 1, 2010, the Company had 26,154,038 shares of common stock issued and outstanding and 82,917 shares of Series A Convertible Preferred Stock issued and outstanding.  Each share of Series A Convertible Preferred Stock can be converted into two hundred (200) shares of common stock

There are no outstanding or issued options or warrants.

Muscle Pharm, LLC was formed as a Colorado limited liability company on April 22, 2008.  The initial owners of Muscle Pharm were Brad J. Pyatt and Cory Gregory.  Mr. Pyatt received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, and contacts with professional athletes.  Mr. Gregory received a 40% membership interest in exchange for his contacts with Dr. Serrano, Louie Simmons, potential distributors, professional athletes and potential investors.  Neither Mr. Pyatt nor Mr. Gregory contributed any cash and no value was placed on their respective contributions.

Other than as set forth above, there are no transactions since our inception, or proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

a)	Any director or executive officer of the Company;
b)	Any majority security holder; and
c)	Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the persons in the above.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 16,654,238 shares of common stock offered through this prospectus.  The selling shareholders acquired the 70,838 shares of common stock and the 82,917 shares of Series A Convertible Preferred Stock (which are convertible into 16,583,400 shares of common stock) offered through two separate private offerings that were exempt from registration under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).  None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

		Total Number	Total
	Total shares	of Shares to	Shares to be	Percent
	held including	be Offered	Owned Upon	Owned Upon
	issuable upon	for Selling	Completion	Completion
Name of	full conversion	Shareholder	of this	of this
Selling Stockholder(1)	and/or exercise	Account(2)	Offering	Offering(3)

Margaret M. Adymy	1,667	1,667	0	Nil
Jessica Aldrich	3,333	3,333	0	Nil
Keith Beall	4,167	4,167	0	Nil
Bishop Equity Partners, LLC(4)(5)	16,583,400	16,583,400	0	Nil
Benjamin Burkhalter	3,333	3,333	0	Nil
Craig M. Colton II	3,333	3,333	0	Nil
Adam Daskivich	4,167	4,167	0	Nil
Tim Hanson	3,333	3,333	0	Nil
Anthony A. Junker	1,667	1,667	0	Nil
Cynthia Junker	1,667	1,667	0	Nil
Alexandra Kelishes	1,667	1,667	0	Nil
Betty Jane Konkel	1,667	1,667	0	Nil
Nicholas Manteris	3,333	3,333	0	Nil
Jeorge A. Martin	1,667	1,667	0	Nil
Patricia L. Martin	1,667	1,667	0	Nil
Evelyn B. Meadows	4,167	4,167	0	Nil
Cynthia Murtha	3,333	3,333	0	Nil
Kevin Murtha	3,333	3,333	0	Nil
Marlena Niemann	1,667	1,667	0	Nil
Donald D. Patterson	1,667	1,667	0	Nil
James Patterson	1,667	1,667	0	Nil
Michael C. Patterson	1,667	1,667	0	Nil
Paloma Patterson	1,667	1,667	0	Nil
Cecila Quiroz	1,667	1,667	0	Nil
Johanna Quiroz	1,667	1,667	0	Nil
Juan Quiroz	1,667	1,667	0	Nil
Rosa Quiroz	1,667	1,667	0	Nil
Robert Sandoval	3,333	3,333	0	Nil
Daniel Schwartz	1,667	1,667	0	Nil
Mark Theis	1,667	1,667	0	Nil
Kirk Whiting	1,667	1,667	0	Nil
Total	16,654,238	16,654,238	0

(1)           All named parties other than Bishop Equity Partners, LLC (see Note (5) below) beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table.

(2)           This table assumes that each shareholder will sell all of his/her shares available for sale following the effectiveness of the registration statement that includes this prospectus.  Shareholders are not required to sell their shares.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered will be sold following the effectiveness of this registration statement.

(3)           The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.  The percentage of shares owned by each selling stockholder is based on a total outstanding number of 42,737,438 (assuming the full conversion of all Series A Convertible Preferred shares which are registered herein).

(4)           Bishop Equity Partners, LLC, a Nevada limited liability company, is beneficially owned and controlled by William Bossung, 10300 West Charleston Boulevard, Suite 13-378, Las Vegas, Nevada 89135.

(5)           Each share of Series A Convertible Preferred Stock is convertible into two hundred (200) shares of Common Stock, provided, however, no holder of the Series A Convertible Preferred Stock will have the right to convert any of such shares to the extent that after giving effect to such conversion, the beneficial owner of such shares would beneficially own in excess of 4.9% of the shares of the Common Stock outstanding immediately after giving effect to such conversion.

All of the selling shareholders:

1.
have not had a material relationship with us other than as a shareholder at any time within the past two years, except that Bishop Equity Partners, LLC has loaned a total of $245,000 to Muscle Pharm, LLC;

2.	have never been one of our officers or director; or
3.	are not broker-dealers or affiliates of a broker-dealer.

Expenses of Issuance and Distribution

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders.  The expenses which we are paying for the post effective amendment of which this prospectus is a part are set forth in the following table.

Nature of Expenses	Amount

Legal fees and miscellaneous expenses*	$7,500
Audit Fees*	1,000
Transfer Agent fees*	750
Printing*	1,000
Total	$10,250

*Estimated Expenses

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales; or
5.	in any combination of these methods of distribution.

Our shares are currently listed on the OTC-BB, under the trading symbol TTWZ with no trading activity as of March 1, 2010.  We cannot give any assurance that our shares will have any market value.  The sales price to the public was fixed at $0.12 per share.  Although we are listed on the Over-the-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize.  In addition, if a market for our stock does materialize, we cannot give any assurances that a public market for our securities may be sustained.

Since our common stock is listed for trading on the Over-the-Counter Bulletin Board electronic quotation service, the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock; or
3.	such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and they may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Penny Stock Regulations

You should note that our stock is a penny stock.  The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.  When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or it will rely on an exemption there from.

Transfer Agent

The Company has hired Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr., Henderson, NV 89014 to serve as its authorized stock transfer agent.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors.  There are no contractual restrictions on our ability to declare or pay dividends.

DESCRIPTION OF SECURITIES

Common Stock

The Company, a Nevada corporation, is authorized to issue 195,000,000 shares of Common Stock, $0.001 par value and 5,000,000 shares of Preferred Stock, $0.001 par value.  The Company has issued 366,666 shares of Common Stock to the original officer of the Company.  The Company subsequently sold 70,833 shares to further capitalize the Company.  The Company also sold 83,333 shares of preferred stock.  The holders of Common Stock:  (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of Common Stock, on all matters which stockholders may vote on at all meetings of Shareholders; and (v) the holders of Common Stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.  There are currently 26,154,038 shares of Common Stock outstanding held by 49 shareholders of record. (See “Principal Shareholders”).

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Series A Convertible Preferred Stock

We issued 83,333 shares of Series A Convertible Preferred Stock.  According to the Certificate of Designation filed with the Nevada Secretary of State, these shares are non-voting, and have no dividend or liquidation rights.  Each share is convertible into two hundred (200) shares of Common Stock, provided, however, no holder of the Series A Convertible Preferred Stock will have the right to convert any of such shares to the extent that after giving effect to such conversion, the beneficial owner of such shares would beneficially own in excess of 4.9% of the shares of the Common Stock outstanding immediately after giving effect to such conversion.

Rule 144 Shares

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least six months is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the Company's common stock then outstanding, which, in our case, will equal approximately 261,540 shares as of the date of this prospectus, or;

2.	the average weekly trading volume of the Company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Nevada Anti-Takeover Laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute does not apply to our company.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Jin, Schauer & Saad LLC, Denver, Colorado.

EXPERTS

The financial statements of Tone in Twenty included in this prospectus and in the registration statement have been audited by Seale and Beers, CPAs, Certified Public Accountants, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Muscle Pharm, LLC included in this prospectus and in the registration statement have been audited by Schumacher & Associates, Inc. to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us.  We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.  For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete.  In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.  Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms.  Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

TABLE OF CONTENTS

MusclePharm Corporation (formerly “Tone in Twenty”)

Muscle Pharm, LLC

Independent Auditors' Report	F-21
Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008 (audited)	F-22
Statements of Operations for the nine months ended September 30, 2009 (unaudited), for the period from inception (April 22, 2008) to September 30, 2008 (unaudited) and for the period from inception (April 22, 2008) to December 31, 2009 (audited)
F-23
Statements of Cash Flows for the nine months ended September 30, 2009 (unaudited) and for the period from inception (April 22, 2008) to September 30, 2008 (unaudited) and from inception (April 22, 2008) to December 31, 2008 (audited)
F-24
Statements of Changes in Members' Equity (Deficit) for the period from inception (April 22, 2008) to September 30, 2009 (unaudited)	F-25
Notes to Financial Statements	F-26-34

Tone in Twenty Pro Forma Combined Financial Statements

Introduction to Pro Forma Combined Financial Statements	F-35
Pro Forma Combined Balance Sheets (unaudited)	F-36
Pro Forma Combined Statements of Operations (unaudited)	F-37-38
Notes to Pro Forma Combined Financial Statements	F-39

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tone in Twenty
(A Development Stage Company)

We have audited the accompanying balance sheets of Tone in Twenty (A Development Stage Company) as of August 31, 2009 and 2008 (restated), and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended August 31, 2009 and 2008 (restated), and from inception on August 4, 2006 through August 31, 2009 (restated). These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tone in Twenty (A Development Stage Company) as of August 31, 2009 and 2008 (restated), and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended August 31, 2009 and 2008 (restated), and from inception on August 4, 2006 through August 31, 2009 (restated), in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company has recognized an accumulated deficit of approximately $1,022,693 and $1,013,817 since inception on August 4, 2006 through August 31, 2009 and 2008, respectively, which raises substantial doubt about its ability to continue as a going concern.  Management's plans concerning these matters are also described in Note 4.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
December 9, 2009

50 S. Jones Blvd. Suite 202 Las Vegas, NV 89107
Phone: (888)727-8251 Fax: (888)782-2351

Tone in Twenty
(A Development Stage Company)
Balance Sheets

		August 31,
	August 31,	2008
	2009	(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$2,013	$2,860
Funds held in escrow	-	-
Total current assets	2,013	2,860

Other Assets
Prepaid expense	3,500	-
Total other assets	3,500	-

TOTAL ASSETS	$5,513	$2,860

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$336	$2,941
Accrued liability	-	2,357
Total current liabilities	336	5,298

Stockholders' Equity (Deficit)
Convertible Preferred stock, $0.001 par value,
5,000,000 shares authorized, 83,333 shares
issued and outstanding as of 8/31/09 and
8/31/08, respectively (1)	83	83
Common stock, $0.001 par value, 195,000,000
shares authorized, 437,500 shares
issued and outstanding as of 8/31/09 and
8/31/08, respectively	438	438
Additional Paid-in Capital	1,027,349	1,010,858
Deficit accumulated during development stage	(1,022,693)	(1,013,817)
Total stockholders' equity (deficit)	5,177	(2,438)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)	$5,513	$2,860
____________

(1)	Please see Note 6 Stockholders' Equity, Preferred Stock section for information regarding the conversion feature of the preferred stock.

The accompanying notes are an integral part of these financial statements.

Tone in Twenty
Statements of Operations
(A Development Stage Company)

		For the year	August 4, 2006
	For the year	ending	(Inception) to
	ending	August 31,	August 31,
	August 31,	2008	2009
	2009	(Restated)	(Restated)

REVENUE	$-	$-	$7,979

EXPENSES
Advertising	-	4,166	5,389
Audit fees	7,000	7,500	15,500
General & administrative	4,233	5,261	12,211
Total expenses	11,233	16,927	33,100

Net (loss) from operations	(11,233)	(16,927)	(25,121)

OTHER INCOME/EXPENSES
Extraordinary gain	2,357	-	2,357
Beneficial conversion feature	-	-	(994,929)
Disposition of fixed asset	-	(5,000)	(5,000)
Total other income/expenses	2,357	(5,000)	(997,572)

Provision for income taxes	-	-	-

NET (LOSS)	$(8,876)	$(21,927)	$(1,022,693)

(LOSS) PER SHARE - BASIC (1)	$(0.02)	$(0.05)

(LOSS) PER SHARE - FULLY
DILUTED (1)	$(0.02)	$(0.05)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING -
BASIC AND FULLY DILUTED	437,500	437,500

_____________________

(1)
In-the-money options or warrants are not included in the diluted EPS computations because there is a loss from continuing operations in the periods being reported, and to include them would be antidilutive.

The accompanying notes are an integral part of these financial statements.

Tone in Twenty
Statements of Stockholders' Equity
(A Development Stage Company)
(Restated)

						Deficit
						Accumulated
	Convertible				Additional	During the	Total
	Preferred Stock		Common Stock		Paid-In	Exploration	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

August 2006
Founders shares
for cash at $0.006
per share	-	-	366,667	$367	$1,833	$-	$2,200

Net (loss) year
ended 8/31/06	-	-	-	-	-	(1,000)	(1,000)

Balance, 8/31/06	-	-	366,667	367	1,833	(1,000)	1,200

February 2007
Preferred shares
issued for cash at
$0.12 per share	83,333	83	-	-	9,917	-	10,000

Beneficial conversion
feature on preferred
stock	-	-	-	-	994,929	-	994,929

Deemed interest
on beneficial
conversion feature	-	-	-	-	-	(994,929)	(994,929)

March 2007
Common shares
issued pursuant
to 505 offering
at $0.06 per share	-	-	70,833	71	4,179	-	4,250

The accompanying notes are an integral part of these financial statements.

Tone in Twenty
Statements of Stockholders' Equity
(A Development Stage Company)
(Restated)

						Deficit
						Accumulated
	Convertible				Additional	During the	Total
	Preferred Stock		Common Stock		Paid-In	Exploration	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Stage	Equity

August 2006
Net income year
ended 8/31/07	-	-	-	-	-	4,039	4,039

Balance, 8/31/07	83,333	83	437,500	438	1,010,858	(991,890)	19,489

Net (loss) year
ended 8/31/08	-	-	-	-	-	(21,927)	(21,927)

Balance, 8/31/08
(Restated)	83,333	83	437,500	438	1,010,858	(1,013,817)	(2,438)

September 2008
Contributed capital	-	-	-	-	2,559	-	2,559

January 2009
Contributed capital	-	-	-	-	6,632	-	6,632

February 2009
Contributed capital	-	-	-	-	6,300	-	6,300

July 2009
Contributed capital	-	-	-	-	1,000	-	1,000

Net (loss) year
ended 8/31/09	-	-	-	-	-	(8,876)	(8,876)

Balance, 8/31/09	83,333	$83	437,500	$438	$1,027,349	$(1,022,693)	$5,177

The accompanying notes are an integral part of these financial statements.

Tone in Twenty
Statements of Cash Flows
(A Development Stage Company)

		For the year	August 4, 2006
	For the year	ending	(Inception) to
	ending	August 31,	August 31,
	August 31,	2008	2009
	2009	(Restated)	(Restated)
OPERATING ACTIVITIES
NET (LOSS)	$(8,876)	$(21,927)	$(1,022,693)
Adjustments to reconcile net
loss to net cash provided by
(used in) operating activities:
Increase(decrease) in:
Accounts payable	(2,605)	3,941	336
Accrued liability	(2,357)	2,357	-
(Increase)decrease in:
Prepaid expense	(3,500)	-	(3,500)
Net cash (used in) operating activities	(17,338)	(15,629)	(1,025,857)

INVESTING ACTIVITIES
Purchase of fixed assets	-	-	(5,000)
Disposition of fixed assets	-	5,000	5,000
Net cash provided by investing activities	-	5,000	-

FINANCING ACTIVITIES
Issuances of common stock	-	-	6,450
Issuances of preferred stock	-	-	10,000
Contributed capital	16,491	-	16,491
Beneficial Conversion of preferred stock	-	-	994,929
Net cash provided by financing activities	16,491	-	1,027,870

NET CHANGE IN CASH	(847)	(10,629)	2,013
CASH AND CASH EQUIVALENTS -
BEGINNING	2,860	13,489	-

CASH AND CASH EQUIVALENTS -
ENDING	$2,013	$2,860	$2,013

SUPPLEMENTAL DISCLOSURES:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-
Non-cash transactions	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 1.   GENERAL ORGANIZATION AND BUSINESS

Tone in Twenty (the “Company”) was incorporated under the laws of the state of Nevada on August 4, 2006.  The Company was organized to conduct any lawful business.  The Company plans to offer personalized physical fitness training through its iso-toning program.

The Company has been in the development stage since inception and has had limited operations to date.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The Company had $5,513 in assets and liabilities of $336 as of August 31, 2009, as compared to assets of $2,860 and liabilities of $5,298 as of August 31, 2008.  The relevant accounting policies are listed below.

Basis of Accounting

The basis is United States generally accepted accounting principles.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the weighted average number of common shares during the year.  The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year.  The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The Company has not issued any options or warrants or similar securities since inception.

Dividends

The Company has not yet adopted any policy regarding payment of dividends.  No Dividends have been paid during the period presented.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes.  Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES-CONTINUED

Year end

The Company's fiscal year-end is August 31.

Advertising

Advertising costs are expensed when incurred.  For the years ended August 31, 2009 and 2008, and since inception on August 4, 2006 through the year ended August 31, 2009, the Company has incurred advertising expenses of $0, $4,166 and $5,389, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

NOTE 3 - LEGAL PROCEEDINGS AND DISPOSITION OF ASSETS

On September 11, 2008, a former officer filed a complaint with the State of Nevada Department of Business and Industry, Office of the Labor Commissioner.  The claim alleged unpaid wages and commissions owed to the former officer in the amount of $7,357, which were allegedly earned during the period from April 1, 2007 to July 30, 2007.  In the year ended August 31, 2008, the company recognized a disposition of equipment expense for $5,000, as well as an accrued liability of $2,357 to fully recognize the potential adverse effects, should the Department of Labor have decided to pursue this matter.  The Company has been informed by the Office of the Labor Commissioner that it cannot find wrongdoing by the Company, that insufficient evidence exists to support the complaint, and that the complaint will not be further pursued by the Department of Business and Industry, State of Nevada, and therefore the Company recognized an extraordinary income of $2,357 for the year ended August 31, 2009. As of August 31, 2009, the isometric exercise equipment, or fixed assets, were not in the Company's possession, as they are in possession of a former officer and there is no assurance it will be returned to the Company.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 4.   GOING CONCERN

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  Since inception on August 4, 2006 through August 31, 2009 and 2008, the Company recognized an accumulated operating deficit of approximately $1,022,693 and $1,013,817, respectively.  The Company's ability to continue as a going concern is contingent upon the successful completion of additional financing arrangements and its ability to achieve and maintain profitable operations.  Management plans to raise equity capital to finance the operating and capital requirements of the Company.  Amounts raised will be used for further development of the Company's products, to provide financing for marketing and promotion, to secure additional property and equipment, and for other working capital purposes.  While the Company is devoting its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

These conditions raise substantial doubt about the Company's ability to continue as a going concern.  These financial statements do not include any adjustments that might arise from this uncertainty.

NOTE 5.   STOCKHOLDERS' EQUITY

The Company is authorized to issue 195,000,000 shares of its $0.001 par value common stock and 5,000,000 shares of its $0.001 par value preferred stock.

On June 25, 2009, the Company initiated a six-for-one reverse stock split for its issued and outstanding common and preferred stock.  This reverse stock split had no effect on the authorized number of common shares or preferred shares, and did not affect the par value of the stock. The financial statements reflect the reverse stock split on a retroactive basis.

Common Stock

On August 4, 2006 (inception), the Company issued 366,667 shares of its common stock at approximately $0.006 per share to its founder for $2,200.

On March 31, 2007 the Company issued 70,833 shares of its $0.001 par value common stock at approximately $0.06 per share to approximately 30 shareholders for $4,250 pursuant to a Regulation 505 offering.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 5.   STOCKHOLDERS' EQUITY (Continued)

Convertible Preferred Stock

In February, 2007, the Company issued 83,333 shares of its $0.001 par value preferred stock at approximately $0.12 per share to one non-affiliated shareholder for $10,000. These preferred shares can be converted to 16,666,600 common shares on the preferred shareholder's demand.

On February 23, 2007, the Company filed a Certificate of Amendment with the Nevada Secretary of State that states: “Series A Preferred shares shall be designated as “Callable and Convertible Preferred Stock.”  The corporation has the right to call for and purchase these shares at any time, within twelve months of issue, either at par value or at a slight premium above par value, or if corporation should designate that these shares are deemed not callable, the holders of these non-voting Series A Preferred Shares shall have the right to cause the corporation to redeem shares for Common Stock at any time.  Each holder of the non-voting Series A Callable and Convertible Preferred Stock shall have the right to convert all or any portion of such shares as such holder desires to convert, into shares of the Common Stock of the corporation, as follows:  each share of Series A Convertible Preferred Stock can be exchanged for two hundred (200) shares of Common Stock of the corporation.”

The convertible feature of the preferred stock was calculated on the difference between the original offering price $0.01 per share in the Company's Registration Statement, and price in which the preferred stock was purchased, $0.001.  Such feature is normally characterized as a “Beneficial Conversion Feature” (“BCF”). Pursuant to EITF Issue No. 98-5, “Accounting for Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Ratio” and EITF No. 00-27, “Application of EITF Issue No. 98-5 to Certain Convertible Instruments,” the estimated fair value of the BCF is recorded in the consolidated financial statements.

There were no other issuances of common or preferred stock or equivalents since August 4, 2006 (inception) through August 31, 2008.  The Company has not issued any options or warrants or similar securities since inception.

NOTE 6.   RELATED PARTY TRANSACTIONS

The officer and director of the Company is involved in other business activities.  This person may face a conflict in selecting between the Company and their other business interests.  The Company has not formulated a policy for the resolution of such conflicts.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 7.  REVENUE AND EXPENSES

Revenue recognition

The Company recognizes revenue on an accrual basis as it invoices for services.”  Revenue is generally realized or realizable and earned when all of the following criteria are met:  1) persuasive evidence of an arrangement exists between the Company and the customer(s); 2) services have been rendered; 3) the price to the customer is fixed or determinable; and 4) collectability is reasonably assured.  For the period from August 4, 2006 (inception) to August 31, 2009, the Company has recognized revenues of $7,979.  The Company has recognized no revenues for the years ended August 31, 2009 and 2008, respectively.

NOTE 8.  PROVISION FOR INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

Due to the Company's net loss, there was no provision for income taxes.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.  The sources and tax effects of the differences are as follows:

U.S. federal statutory rate	(34.0%)
Valuation reserve	34.0%
Total	-%

NOTE 9.   OPERATING LEASES AND OTHER COMMITMENTS

The Company also has no lease obligations or employment agreements.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 10.  EARNINGS PER SHARE

Historical earnings per common share is computed using the weighted average number of common shares outstanding.  Diluted earnings per share include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity, but these potential common stock equivalents (16,666,600 common shares) are antidilutive for periods in which a loss is incurred, therefore they are not included below.

Calculation of earnings(loss) per share is as follows:

	August 31, 2009	August 31, 2008

Net loss (numerator)	$(8,876)	$(21,927)

Weighted Average Common Shares Outstanding	437,500	437,500

Basic Loss per Share	$(0.02)	$(0.05)

NOTE 11.   RECENT ACCOUNTING PRONOUNCEMENTS

June 2009, the FASB issued FASB No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140” (“FASB 166”).  The provisions of FASB 166, in part, amend the derecognition guidance in FASB Statement No. 140, eliminate the exemption from consolidation for qualifying special-purpose entities and require additional disclosures. FASB 166 is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009. The Company does not expect the provisions of FASB 166 to have a material effect on the financial position, results of operations or cash flows of the Company.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 11.   RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In June 2009, the FASB issued FASB No. 167, “Amendments to FASB Interpretation No. 46(R) (“FASB 167”). FASB 167 amends the consolidation guidance applicable to variable interest entities. The provisions of FASB 167 significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R). FASB 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. FASB 167 will be effective for the Company beginning in 2010. The Company does not expect the provisions of FASB 167 to have a material effect on the financial position, results of operations or cash flows of the Company.

In June 2009, the FASB issued FASB No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162” (“FASB No. 168”). Under FASB No. 168 the “FASB Accounting Standards Codification” (“Codification”) will become the source of authoritative U. S. GAAP to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. FASB No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. FASB No. 168 is effective for the Company's interim quarterly period beginning July 1, 2009. The Company does not expect the adoption of FASB No. 168 to have an impact on the financial statements.

In June 2009, the Securities and Exchange Commission's Office of the Chief Accountant and Division of Corporation Finance announced the release of Staff Accounting Bulletin (SAB) No. 112. This staff accounting bulletin amends or rescinds portions of the interpretive guidance included in the Staff Accounting Bulletin Series in order to make the relevant interpretive guidance consistent with current authoritative accounting and auditing guidance and Securities and Exchange Commission rules and regulations. Specifically, the staff is updating the Series in order to bring existing guidance into conformity with recent pronouncements by the Financial

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 11.   RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Accounting Standards Board, namely, Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, and Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements. The statements in staff accounting bulletins are not rules or interpretations of the Commission, nor are they published as bearing the Commission's official approval. They represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This FSP shall be effective for interim reporting periods ending after June 15, 2009. The Company does not have any fair value of financial instruments to disclose.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The FSP shall be effective for interim and annual reporting periods ending after June 15, 2009. The Company currently does not have any financial assets that are other-than-temporarily impaired.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, to address some of the application issues under FASB 141(R). The FSP deals with the initial recognition and measurement of an asset acquired or a liability assumed in a business combination that arises from a contingency provided the asset or liability's fair value on the date of acquisition can be determined. When the fair value can-not be determined, the FSP requires using the guidance

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 11.   RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

under FASB No. 5, Accounting for Contingencies, and FASB Interpretation (FIN) No. 14, Reasonable Estimation of the Amount of a Loss. This FSP was effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. The adoption of this FSP has not had a material impact on our financial position, results of operations, or cash flows during the years ended August 31, 2009 and 2008.

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”).  FSP FAS 157-4 provides guidance on estimating fair value when market activity has decreased and on identifying transactions that are not orderly.  Additionally, entities are required to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value. This FSP is effective for interim and annual periods ending after June 15, 2009.  The Company does not expect the adoption of FSP FAS 157-4 will have a material impact on its financial condition or results of operation.

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” (“FSP FAS 157-3”), which clarifies application of FASB 157 in a market that is not active.  FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued.  The adoption of FSP FAS 157-3 had no impact on the Company's results of operations, financial condition or cash flows.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.”  This disclosure-only FSP improves the transparency of transfers of financial assets and an enterprise's involvement with variable interest entities, including qualifying special-purpose entities.  This FSP is effective for the first reporting period (interim or annual) ending after December 15, 2008, with earlier application encouraged.  The Company adopted this FSP effective January 1, 2009.  The adoption of the FSP had no impact on the Company's results of operations, financial condition or cash flows.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 11.   RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers' Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”).  FSP FAS 132(R)-1 requires additional fair value disclosures about employers' pension and postretirement benefit plan assets consistent with guidance contained in FASB 157.  Specifically, employers will be required to disclose information about how investment allocation decisions are made, the fair value of each major category of plan assets and information about the inputs and valuation techniques used to develop the fair value measurements of plan assets. This FSP is effective for fiscal years ending after December 15, 2009.  The Company does not expect the adoption of FSP FAS 132(R)-1 will have a material impact on its financial condition or results of operation.

In September 2008, the FASB issued exposure drafts that eliminate qualifying special purpose entities from the guidance of FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and  FASB  Interpretation 46 (revised December 2003), “Consolidation of  Variable  Interest Entities - an interpretation of ARB  No. 51,” as well as other modifications.  While the proposed revised pronouncements have not been finalized and the proposals are subject to further public comment, the Company anticipates the changes will not have a significant impact on the Company's financial statements.  The changes would be effective March 1, 2010, on a prospective basis.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standards No. 128, “Earnings per Share.” FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. We are not required to adopt FSP EITF 03-6-1; neither do we believe that FSP EITF 03-6-1 would have material effect on our consolidated financial position and results of operations if adopted.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 11.   RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”.  FASB No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. FASB No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. FASB No. 163 has no effect on the Company's financial position, statements of operations, or cash flows at this time.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB No. 162, “The Hierarchy of Generally Accepted Accounting Principles”.  FASB No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. FASB No. 162 will become effective 60 days after the SEC approves the PCAOB's amendments to AU Section 411 of the AICPA Professional Standards. FASB No. 162 has no effect on the Company's financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued FASB No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of FASB No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 12 - CONCENTRATION OF CREDIT RISK

Cash Balances

The Company maintains its cash in various financial institutions in the United States.  Balances maintained are insured by the Federal Deposit Insurance Corporation (FDIC).  This government corporation insured balances up to $100,000 through October 13, 2008.  As of October 14, 2008 all non-interest bearing transaction deposit accounts at an FDIC-insured institution, including all business checking deposit accounts that do not earn interest, are fully insured for the entire amount in the deposit account.  This unlimited insurance coverage is temporary and will remain in effect for participating institutions until December 31, 2009.  All other deposit accounts at FDIC-insured institutions are insured up to at least $250,000 per depositor until December 31, 2013.

NOTE 13 - RESTATEMENT

The Company has restated its financial statements as of and for the year ended August 31, 2008 to reflect a correction to the amount of accounts payable.  This restatement resulted in an additional expense of $1,059 being recorded in 2008.  Additionally, restatement was made to the total assets to reflect a correction to the amount of funds held in escrow, which was $0 instead of $2,559.  The Company's summarized financial statements comparing the restated financial statements to those originally filed are as follows:

	Year Ended August 31, 2008
	Original	Restated	Change
BALANCE SHEET
Total Assets	$5,419	$2,860	$(2,559)

Total Liabilities and Stockholders'
Equity (Deficit)	$5,419	$2,860	$(2,559)

STATEMENT OF CASH FLOWS
Operating Activities	$(13,070)	$(15,629)	$(2,559)
Investing Activities	5,000	5,000	-
Financing Activities	-	-	-
Comprehensive Loss	(8,070)	(10,629)	(2,559)
Cash Ending	$5,419	$2,860	$(2,559)

Tone in Twenty
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
August 31, 2009 and August 31, 2008

NOTE 14 - SUBSEQUENT EVENTS

None. The Company has evaluated subsequent events through December 4, 2009, the date which the financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Muscle Pharm, LLC
Englewood, Colorado

We have audited the accompanying balance sheets of Muscle Pharm, LLC as of December 31, 2008, and the related statements of operations, members’ equity (deficit), and cash flows for the period from April 22, 2008 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Muscle Pharm, LLC as of December 31, 2008, and the results of its operations and its cash flows for the period from April 22, 2008 (inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3, the Company has losses from inception to December 31, 2008 of approximately $393,000, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Schumacher & Associates, Inc.
Schumacher & Associates, Inc.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122

October 26, 2009

MUSCLE PHARM, LLC
Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS

Cash	$451	$32
Accounts receivable, net of allowance
of $-0- and $812 on September 30,
2009 and December 31, 2008,
respectively	10,358	14,248
Inventory	1,677	53,246
Deposits on product	-	45,815
Prepaid expenses and other current assets	2,387	12,368

Total Current Assets	14,873	125,709

Fixed Assets, net of accumulated
depreciation of $2,987 and $884 on
September 30, 2009 and December 31,
2008, respectively	15,932	12,527
Website, net of accumulated amortization
of $3,502 and $637 on September 30,
2009 and December 31, 2008, respectively	7,960	10,825
Security Deposits	1,207	-

Total Assets	$39,972	$149,061

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

Accounts payable	$355,149	$52,576
Accrued interest	4,499	-
Overdrawn bank accounts	17,645	12,002
Customer deposits	112,731	-
Due to related parties (Note 4)	73,528	2,612
Notes payable (Note 5)	30,000	-
Convertible notes payable (Note 6)	297,500	-

Total Current Liabilities	891,052	67,190

Commitments and contingencies (Notes 1,
2, 3, 4, 5, 6, 7, 8, 9 and 10)

Member's Equity (Deficit) (Note 7)	(851,080)	81,871

Total Liabilities and Members' Equity
(Deficit)	$39,972	$149,061

The accompanying notes are an integral part of these financial statements.

MUSCLE PHARM, LLC
Statements of Operations

		From	From
		Inception	Inception
	Nine months	(April 22,	(April 22,
	ended	2008) to	2008) to
	September 30,	September 30,	December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)	(Audited)

Sales of product, net of $231,744,
$567 and $77,440 allowances and
discounts September 30, 2009,
2008 and December 31, 2008,
respectively	$671,347	$4,561	$80,690
Cost of sales	(663,849)	(47,827)	(129,815)

Gross margin (loss)	7,498	(43,266)	(49,125)

Operating Expenses:
Advertising and promotion	617,968	110,696	248,999
Bad debt	5,631	-	812
Bank charges	21,046	369	1,547
Salaries and labor	149,436	8,480	19,215
Depreciation and amortization	4,968	208	1,521
Insurance	11,021	375	2,649
Information technology	13,338	1,713	12,979
Travel, meetings and entertainment	72,138	15,501	23,845
Occupancy, telephone and utilities	17,619	2,214	8,175
Office and warehouse supplies	14,051	9,718	11,962
Professional fees	90,611	4,040	9,674
Repairs and maintenance	799	-	-
Other	633	25	840

Total Operating Expenses	1,019,259	153,339	342,218

Operating (Loss)	(1,011,761)	(196,605)	(391,343)

Other income (expense):
Interest income	-	13	14
Interest (expense)	(8,690)	-	(1,300)

Total other income (expense)	(8,690)	13	(1,286)

Net (Loss)	$(1,020,451)	$(196,592)	$(392,629)

The accompanying notes are an integral part of these financial statements.

MUSCLE PHARM, LLC
Statements of Cash Flows

		From	From
		Inception	Inception
	Nine months	(April 22,	(April 22,
	ended	2008) to	2008) to
	September 30,	September 30,	December 31,
	2009	2008	2008
	(Unaudited)	(Unaudited)	(Audited)

Operating Activities
Net Loss	$(1,020,451)	$(196,592)	$(392,629)
Adjustments to reconcile net loss to
net cash provided by operating
activities:
Depreciation and amortization	4,968	208	1,521
Bad debt	5,631	-	812
Cash provided by (used in) changes in
operating assets and liabilities:
(Increase) in accounts receivable	(1,741)	-	(15,060)
Decrease (Increase) in inventory	51,569	(103,185)	(53,246)
Decrease (Increase) in deposits	45,815	(25,555)	(45,815)
Decrease (increase) in prepaid expenses	9,981	-	(12,368)
(Increase) in security deposits paid	(1,207)	-	-
Increase in accounts payable and
accrued interest	307,072	27,100	52,576
Increase in overdrawn bank accounts	5,643	-	12,002
Increase in customer deposits	112,731	-	-
Increase in due to related parties	70,916	-	2,612

Net cash (used in) operating activities	(409,073)	(298,024)	(449,595)

Investing Activities
Purchases of fixed assets and website	(5,508)	(17,351)	(24,873)

Net cash (used in) investing activities	(5,508)	(17,351)	(24,873)

Financing Activities
Proceeds from issuance of notes payable	30,000	-	-
Proceeds from issuance of convertible notes	297,500	-	-
Member contributions	87,500	324,500	474,500

Net cash provided by financing activities	415,000	324,500	474,500

Net increase in cash	419	9,125	32
Beginning cash	32	-	-

Ending cash	$451	$9,125	$32

Supplemental Disclosure:
Cash paid for interest	$4,191	$-	$-

Cash paid for income tax	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

MUSCLE PHARM, LLC
STATEMENT OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
For the Period from
Inception (April 22, 2008) to September 30, 2009 (Unaudited)

Balance at inception, April 22, 2008	$-

Member contributions	474,500

Net (loss) for the period ended December 31, 2008	(392,629)

Balance, December 31, 2008	81,871

Member contributions	87,500

Net loss for the nine months ended September 30, 2009	(1,020,451)

Balance, September 30, 2009 (Unaudited)	$(851,080)

The accompanying notes are an integral part of these financial statements.

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

NOTE 1 - ORGANIZATION

Muscle Pharm, LLC (the “Company”) was formed as a Colorado limited liability company on April 22, 2008.

The Company currently manufactures and markets six branded sports nutrition products with the trade name:  Combat, Assault, Battle Fuel, Bullet Proof, Shred Matrix, and Recon.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Muscle Pharm, LLC (Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

UNAUDITED INTERIM FINANCIAL INFORMATION

The interim financial statements as of and for the nine months ended September 30, 2009, and as of and for the period April 22, 2008 (date of inception) to September 30, 2008, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting.  These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal reoccurring adjustments and accruals) necessary to present fairly the financial statements for periods presented in accordance with generally accepted accounting principles.  Operating results for the nine months ended September 30, 2009 may not be indicative of the results for the year ended December 31, 2009.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules and regulations of the SEC.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ materially from those estimates.

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include highly liquid investments with original maturities of 90 days or less. Those are readily convertible into cash and not subject to significant risk from fluctuations in interest rates and market trends.  The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments.

As of September 30, 2009 and December 31, 2008, the Company had approximately $17,645 and $12,002, respectively, overdrawn in its bank accounts.  These amounts are shown as a current liability on the balance sheet.

CONCENTRATION OF CREDIT RISK AND ACCOUNTS

Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash equivalents, trade accounts receivable, inventory and deposits on product.  The Company maintains its cash and investment balances in the form of bank demand deposits and money market accounts with financial institutions that management believes to be of high credit quality.  Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States.

For the nine months ended September 30, 2009, the Company had made sales to 19 customers.  Four of these customers represent approximately 73% of the Company's gross sales during the period.

Inventory originating from two vendors accounted for 97% and 100% of the Company's inventory purchases for the nine months ended September 30, 2009 and the period from April 22, 2008 (inception) to December 31, 2008, respectively.  At September 30, 2009 the Company was using one vendor to manufacture 100% of the Company's inventory.

ACCOUNTS RECEIVABLE

The Company performs ongoing evaluations of its clients' financial condition and generally does not require collateral.  Management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of amounts that may not be collectible.  Allowances, if any, for uncollectible accounts receivable are determined based upon information available and historical experience.  As of September 30, 2009 the allowance for accounts receivable was $-0- compared to an allowance for accounts receivable of $812 as of December 31, 2008.

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

INVENTORY

Inventory is stated at the lower of cost or market. Costs are determined by the first-in first-out or average cost methods.  Cost includes all costs of purchase, cost of conversion and other costs incurred in bringing the inventory to its present location and condition.

DEPOSITS

As of December 31, 2008 the Company paid out $45,815 as deposits on products to be manufactured.  There were no advance payments for deposits on products to be manufactured as of September 30, 2009.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method over the estimated useful life of each type of asset. Maintenance and repairs are charged to expense as incurred; improvements and betterments are capitalized. Upon retirement or disposition, the related costs and accumulated depreciation are removed from the accounts, and any resulting gains or losses are credited or charged to income.   Depreciation totaled $2,103 and $884 for the periods ended September 30, 2009 and December 31, 2008, respectively.

Below is a summary of property and equipment:

	Estimated
	Useful	September 30,	December 31,
Asset Type	Life	2009	2008

Displays	5	$17,057	$12,500
Furniture and equipment	5	1,862	911

Subtotal		18,919	13,411
Less accumulated depreciation		(2,987)	(884)

Net		$15,932	$12,527

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

WEBSITE DEVELOPMENT COSTS

Website development costs representing capitalized costs of design, configuration, coding, installation, and testing of the Company's website are capitalized until initial implementation. Upon implementation, the Company began amortizing the cost over its estimated useful life of three years using the straight-line method. Accumulated amortization at September 30, 2009 and December 31, 2008 were $3,502 and $637, respectively.  Amortization expense for the nine months ended September 30, 2009 and the period ended December 31, 2008 were $2,865 and $637, respectively. Ongoing website post-implementation costs of operation, including training and application maintenance, are charged to expense as incurred.

LONG-LIVED ASSETS

The Company's primary long-lived assets are property and equipment and website development. The Company assesses the recoverability of its long-lived assets whenever events and circumstances indicate the carrying value of an asset or asset group may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. Management does not believe that its long-lived assets are impaired, and no impairment charges have been recorded as of September 30, 2009.

FAIR VALUE DETERMINATION

Financial instruments consist of cash, accounts, inventory, deposits on product, prepaid expenses, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due to their short-term nature or the current rates at which the Company could borrow funds with similar remaining maturities.

Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

ADVERTISING

The Company expenses the cost of advertising when incurred.  Advertising expenses are included with advertising and promotions in the accompanying statements of operations.

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

REVENUE RECOGNITION

The Company recognizes revenue when persuasive evidence of a revenue arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

During 2008 and 2009, the Company has been developing its presence in the marketplace and establishing distribution channels for its products, and therefore the Company has incurred significant costs for sales allowances, sample expense and discounts provided. During the nine months ended September 30, 2009, the Company recognized gross sales of $903,091, but also granted discounts and allowances of $231,744, for net sales of $671,347.  During the period from April 22, 2008 to December 31, 2008, the Company recognized gross sales of $158,130, but also granted discounts and allowances of $77,440, for net sales of $80,690.

INCOME TAXES

The Company was formed under the limited liability laws in the State of Colorado.  No provision for income tax has been provided in the financial statements since the Company has elected to be taxed under the rules governing partnership taxation election, whereby all income or losses flow through to the partner for income tax reporting purposes.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

There were various accounting standards and interpretations issued during 2009 and 2008, none of which are expected to have a material impact on the Company's financial position, operations or cash flows.

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

NOTE 3 - BASIS OF PRESENTATION - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplates continuation of the Company as a going concern.  However, the Company has negative working capital and members' deficits, and has incurred net losses for the nine months ended September 30, 2009 and from inception (April 22, 2008) through December 31, 2008 of $1,020,451 and $392,629, respectively, which raises substantial doubt about its ability to continue as a going concern.  In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon its ability to meet its financing requirements, raise additional capital, and the success of its future operations.  There is no assurance that future capital raising plans will be successful in obtaining sufficient funds to assure its eventual profitability.  Management believes actions planned and presently being taken provide the opportunity for the Company to continue as a going concern, including:

•	Increasing prices of products;
•	reducing discounts and free samples;
•	obtaining manufacturers which have substantially decreased manufacturing costs, and
•	securing additional working capital through additional sales of debt or equity to investors.

The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 4 - DUE TO RELATED PARTIES

Certain members of the Company have utilized personal credit cards owned by them and immediate family members to assist in financing its operations.  As of September 30, 2009 and December 31, 2008, the Company owed $54,317 and $2,612, respectively on these aforementioned credit cards.

During the nine months ended September 30, 2009 an investor paid various legal and accounting fees on behalf of the company totaling $19,211.  The advances from the investor are uncollateralized, bear no interest and are due on demand.

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

NOTE 5 - NOTES PAYABLE

At September 30, 2009, the Company had $30,000 in short term working capital loans represented by two uncollateralized promissory notes issued in March 2009.  The notes require no periodic payments, accrue interest at 10% per annum, and mature in March 2010, at which time all outstanding principal and accrued interest is due and payable.

NOTE 6 - CONVERTIBLE NOTES PAYABLE

During the nine months ended September 30, 2009 the Company sold to various investors a total of $297,500 of convertible secured promissory notes.

A series of Notes with principal balances totaling $225,000 accrue interest at 8% and mature on March 31, 2010, at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the notes, the principal together with accrued interest may be converted to shares of the publicly-traded company's common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 120% of the Note principal and accrued interest at the time of conversion.

In addition, two Notes, each with a principal balance $5,000 accrue interest at 8% and mature on March 31 and May 25, 2010 at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the Notes, the principal together with accrued interest may be converted to shares of the publicly-traded company's common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 150% of the Note principal and accrued interest at the time of conversion.

In addition, two Notes, with principal balances of $27,500 and $35,000 accrue interest at 8% and mature on June 9, 2010 at which time all principal and accrued interest is due and payable.  In the event the Company is acquired by a publicly-traded company in a reverse acquisition, a reverse merger or any other similar form of corporate reorganization during the term of the notes, the principal together with accrued interest may be converted to shares of the publicly-traded company's common stock at the election of the debt holder.  The number of shares into which the Notes may be converted will be based on the market price of the common stock of the publicly-traded company, and shall be the number of shares which will provide the debt holder a dollar amount equal to 200% of the note principal and accrued interest at the time of conversion.

All the Notes are collateralized by all the assets of Muscle Pharm, LLC.

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

NOTE 7 - MEMBERS' EQUITY

There were two initial members/owners of the Company. One member received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, and contacts with professional athletes.  The other initial member received a 40% membership interest in exchange for his contacts with key contacts including potential distributors, professional athletes and potential investors.  Neither of the two initial members contributed any cash and no accounting value was placed on their respective contributions since it was immaterial.

On November 30, 2008, the Company approved the admission of four new members with a total cash investment of $474,500 representing 9.4% ownership.

During the nine months ended September 30, 2009, the Company approved the admission of six new members with total cash investments of $87,500, representing 0.7% ownership.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

As a component of the Company's overall marketing strategy, it has entered into various sponsorship and endorsement agreements with professional athletes and fitness trainers.  These agreements generally provide for payments to the athletes and trainers based on pre-determined events in which the athlete or trainer agree to provide exposure of the Company and its products through media exposure and coverage of specific athletic events.  During the period from inception (April 22, 2008) to September 30, 2008 the Company paid out $4,750 under these agreements.  For the nine months ended September 30, 2009 the Company paid out $302,213 under these agreements. These payments are included in the Statements of Operations in advertising and promotion expense.  At September 30, 2009 the Company estimates future obligations under its existing sponsorship and endorsement agreements is approximately $100,000, assuming all contingencies contained in the agreements occur, of which there can be no assurance.  This estimate does not include amounts for reimbursements for travel and expenses that are included in certain of the agreements.  Subsequent to September 30, 2009, the Company entered into additional agreements as further disclosed in Note 10, Subsequent Events.

In April 2009, the Company signed a 13 month lease for warehouse space, which is personally guaranteed by an initial member.  The base rate is $818 per month.  In September 2009, a six month office lease was signed at a base rate of $1,458 month.  The office lease is also personally guaranteed by an initial member.

MUSCLE PHARM, LLC
NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ending September 30, 2009 and from
Inception (April 22, 2008) to December 31, 2008
(References to periods ended September 30, 2008 and 2009,
and subsequent to December 31, 2008 are unaudited)

NOTE 9 - RELATED PARTY TRANSACTIONS

Muscle Pharm, LLC was formed as a Colorado limited liability company on April 22, 2008.  There were two initial members/owners of the Company. One member received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, as well as contacts with professional athletes.  The other initial member received a 40% membership interest in exchange for his contacts including potential distributors, professional athletes and potential investors.  Neither of the two initial members contributed any cash and no accounting value was placed on their respective contributions.  During the period from inception to September 30, 2008 a total of $7,000 was paid to the initial members, and for the nine months ended September 30, 2009 payments of $66,041 were paid to the initial members.  The payments were made as compensation for management services provided to the Company and are included in salaries and labor in the accompanying Statements of Operations.

During 2008, an initial member's wife was paid $6,000 for various accounting and bookkeeping services.  No amounts were paid her during the nine months ended September 30, 2009.  In addition, during 2008 a company controlled by the initial member's wife made a $13,000 working capital loan to the Company.  The loan was fully repaid during 2008 together with $1,300 of accrued interest.

During the nine months ended September 30, 2009, the Company paid two initial members' spouses a total of $4,167 for various administrative services rendered to the Company.

During the nine months ended September 30, 2009, a company controlled by an initial member purchased $1,248 of the Company's products.  As of September 30, 2009, all of the product purchased had been paid for by the member's company and no amounts were owed the Company.

NOTE 10 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 20, 2010, the date which the financial statements were available to be issued.

Subsequent to September 30, 2009 the Company has raised an additional $695,000 in convertible notes payable from various investors.

Subsequent to September 30, 2009 the Company has entered into various sponsorship and endorsement agreements.  The Company estimates future obligations under these agreements is approximately $913,000, assuming all contingencies contained in the agreements occur, of which there can be no assurance.  This estimate does not include amounts for reimbursements for travel and expenses that are included in certain of the agreements.

Tone in Twenty
Introduction to Pro Forma Combined Financial Statements
(Unaudited)

The following unaudited pro forma financial statements are presented to illustrate the estimated effects of the Securities Exchange Agreement (“Exchange Transaction”) between Tone in Twenty and Muscle Pharm, LLC (“Muscle Pharm”), dated February 1, 2010 on our historical financial position and results of operations.  We have derived our historical financial data from our audited financial statements as of and for the year ended August 31, 2009, and from our unaudited financial statements as of and for the period ended November 30, 2009.  We have derived Muscle Pharm's financial data from its audited financial statements as of and for the period from inception (April 22, 2008) to December 31, 2008, and its unaudited financial statements as of and for the period ended September 30, 2009.

The unaudited pro forma combined balance sheet as of November 30, 2009 assumes the Exchange Transaction was consummated on November 30, 2009.  The information presented in the unaudited pro forma combined financial statements does not purport to represent what the financial position or results of operations would have been had the Exchange Transaction occurred as of November 30, 2009, nor is it indicative of future financial position or results of operations.  You should not rely on this information as being indicative of the historical results that would have been achieved dad the companies always been combined, or the future result that the combined company will experience after the Exchange Transaction is consummated.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes is reasonable under the circumstances.  The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements of Tone in Twenty and Muscle Pharm, LLC.

Tone in Twenty
Pro Forma Combined Balance Sheets
(Unaudited)

			Pro Forma Adjustments (1)
	Tone in Twenty	Muscle Pharm LLC	(2)	(3)	(4)
	November 30, 2009	September 30, 2009				Pro Forma Combined

Assets:
Current assets:
Cash	$1,562	451				$2,013
Accounts receivable		10,358				10,358
Inventory		1,677				1,677
Deposits on product		-				-
Prepaid expenses and other current assets		2,387				2,387
Total current assets	1,562	14,873				16,435
Fixed assets, net		15,932				15,932
Patent		-				-
Website, net		7,960				7,960
Security deposits		1,207				1,207
Total assets	$1,562	39,972				$41,534

Liabilities and Stockholder's Equity (Deficit):
Current liabilities:
Accounts payable	1,670	355,149				356,819
Accrued interest		4,499				4,499
Overdrawn bank accounts		17,645				17,645
Customer deposits		112,731				112,731
Other short term borrowings				25,000		25,000
Due to related parties		73,528				73,528
Notes payable		30,000				30,000
Convertible notes payable		297,500				297,500
Total current liabilities	1,670	891,052				917,722
Equity:
Convertible preferred stock, $0.001 par value,
5,000,000 shares authorized, 83,333 shares issued and outstanding	83					83
Common stock, $0.001 par value,
195,000,000 shares authorized, 437,500 shares issued and outstanding (26,070,834 shares issued and outstanding combined)	438		26,000	(367)		26,071
Additional paid-in capital	1,027,349		536,000	(24,633)	(1,027,978)	510,738
Deficit accumulated during the development stage	(1,027,978)				1,027,978	-
Accumulated deficit					(1,413,080)	(1,413,080)
Member's deficit		(851,080)	(562,000)		1,413,080	-
Total equity	(108)	(851,080)				(876,188)
Total Liabilities and Stockholders' Equity (Deficit)	$1,562	39,972				$41,534

See notes to pro forma combined financial statements.

Tone in Twenty
Pro Forma Combined Statement of Operations
(Unaudited)

	Year ended August 31, 2009	From Inception (April 22, 2008) to December 31, 2008	Pro Forma Adjustments (1)
	Tone in Twenty	Muscle Pharm LLC	(2)	(3)	(4)	Pro Forma Combined
Revenues:
Net sales	$-	80,690				$80,690
Cost of sales		(129,815)				(129,815)
Gross margin		(49,125)				(49,125)
Operating expenses:
Advertising & promotion	-	248,999				248,999
Bad debt		812				812
Bank charges		1,547				1,547
Salaries & labor		19,215				19,215
Depreciation and amortization		1,521				1,521
Insurance		2,649				2,649
Information technology		12,979				12,979
Travel, meetings and entertainment		23,845				23,845
Occupancy, telephone and utilities		8,175				8,175
Office and warehouse supplies		11,962				11,962
Professional fees	7,000	9,674				16,674
Repairs and maintenance		-				-
Other general and administrative	4,233	840				5,073
Total operating expenses	11,233	342,218				353,451
Operating loss	(11,233)	(391,343)				(402,576)
Extraordinary gain	2,357					2,357
Interest income	-	14				14
Interest expense	-	(1,300)				(1,300)
Net loss	$(8,876)	(392,629)				$(401,505)

See notes to pro forma combined financial statements.

Tone in Twenty
Pro Forma Combined Statement of Operations
(Unaudited)

	Three months ended November 30, 2009	Three months ended September 30, 2009	Pro Forma Adjustments (1)
	Tone in Twenty	Muscle Pharm LLC	(2)	(3)	(4)	Pro Forma Combined
Revenues:
Net sales	$-	198,637				$198,637
Cost of sales		(346,713)				(346,713)
Gross margin		(148,076)				(148,076)
Operating expenses:
Advertising & promotion	-	359,980				359,980
Bad debt		(1,669)				(1,669)
Bank charges		12,272				12,272
Salaries & labor		83,250				83,250
Depreciation and amortization		1,656				1,656
Insurance		3,512				3,512
Information technology		5,287				5,287
Travel, meetings and entertainment		29,363				29,363
Occupancy, telephone and utilities		7,199				7,199
Office and warehouse supplies		5,993				5,993
Professional fees	5,020	66,454				71,474
Repairs and maintenance		799				799
Other general and administrative	265	478				743
Total operating expenses	5,285	574,574				579,859
Operating loss	(5,285)	(722,650)				(727,935)
Interest income	-	-				-
Interest expense	-	(6,348)				(6,348)
Net loss	$(5,285)	(728,998)				$(734,283)

See notes to pro forma combined financial statements.

Tone in Twenty
Notes to Pro Forma Combined Financial Statements (Unaudited)

(1)
The Exchange Transaction is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance provided by the staff of the U.S. Securities and Exchange Commission, Tone in Twenty (the legal acquirer) is considered the accounting acquiree and Muscle Pharm (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will in substance be those of Muscle Pharm, with the assets and liabilities, and revenues and expenses, of Tone in Twenty being included effective from the date of consummation of the Exchange Transaction. Tone in Twenty is deemed to be a continuation of the business of Muscle Pharm. The outstanding stock of Tone in Twenty prior to the Exchange Transaction will be accounted for at its net book value and no goodwill will be recognized.

(2)	To reflect the issuance of 26,000,000 shares of common stock for all the issued and outstanding equity and voting interests of Muscle Pharm members.

(3)	To reflect the purchase and cancellation of 366,666 of common stock owned by the Company's President for $25,000 to be paid by Muscle Pharm.

(4)
To reflect the elimination of Tone in Twenty's deficit accumulated during the development stage, and to reflect the operating entity's (Muscle Pharm) accumulated operating deficits as the combined entity's accumulated deficit.

[BACK COVER PAGE OF PROSPECTUS]

MUSCLEPHARM CORPORATION
(FORMERLY “TONE IN TWENTY”)

16,654,238 Shares of
Common Stock

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION
_____________________________

UNTIL JUNE 28, 2010, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.